Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

July 19, 2007,

among

JOSE FRANCISCO LEON, AN INDIVIDUAL, BENJAMIN KNOLL, AN INDIVIDUAL,

MARTIN BARRETT, AN INDIVIDUAL, FRANK JOSEPH LAWRENCE, AN

INDIVIDUAL, DAVID MARD, AN INDIVIDUAL, AND ROBERT DURAN, AN

INDIVIDUAL,

as Seller

and

COINSTAR E-PAYMENT SERVICES INC.

as Buyer

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit 7.2(b)	Escrow Agreement

Exhibit 7.2(c)	Legal Opinions of Manatt, Phelps & Phillips, LLP and Delaware Counsel for Seller

Exhibit 7.2(f)	Agency Services Agreement

Exhibit 7.2(g)	Software License Agreement

Exhibit 7.2(h)	Transition Services Agreement

Exhibit 7.2(j)(i)	Form of Employment Agreement (Knoll)

Exhibit 7.2(j)(ii)	Form of Employment Agreement (Lawrence)

Exhibit 7.2(j)(iii)	Form of Employment Agreement (Mard)

Exhibit 7.2(m)	FIRPTA Affidavit

Exhibit 7.3(e)	Form of Perkins Coie LLP Opinion

-iv-

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 19, 2007 (the “Agreement Date”) by and among Coinstar E-Payment Services Inc., a Kansas corporation (“Buyer”), Jose Francisco Leon (“Leon”), an individual residing in Las Vegas, Nevada, Benjamin Knoll (“Knoll”), an individual residing in Edina, Minnesota, Martin Barrett (“Barrett”), an individual residing in La Habra, California, Frank Joseph Lawrence (“Lawrence”), an individual residing in Placentia, California, David Mard (“Mard”), an individual residing in Placentia, California, and Robert Duran (“Duran”), an individual residing in Pasadena, California. Leon, Knoll, Barrett, Lawrence, Mard and Duran are hereinafter sometimes referred to collectively as “Seller.”

RECITALS

A. Leon, Knoll, Barrett, Lawrence, Mard and Duran collectively own all the outstanding capital stock of GroupEx Financial Corporation, a Delaware corporation (“GFC”);

B. Leon owns all of the outstanding capital stock of JRJ Express Inc., a California corporation d/b/a “King Express” (“JRJ Express”);

C. Lawrence owns all of the issued and outstanding membership interests in Kimeco, LLC, a California limited liability company (“Kimeco”); and

D. Seller desires to sell, and Buyer desires to buy, all of the outstanding capital stock of GFC and JRJ Express, and all of the outstanding membership interests in Kimeco, as applicable, for the consideration described herein.

AGREEMENT

In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) the terms defined in this Article 1 have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

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(d) references to specific dollar amounts in certain sections of this Agreement are solely for purposes of administrative convenience and, unless specifically provided otherwise, do not constitute a standard of materiality and no implication should be drawn that information provided herein is necessarily material or otherwise required to be disclosed or that the inclusion of such information establishes or implies a standard of materiality, a standard for what is or is not in the ordinary course of business or any other standard for disclosure set forth in this Agreement, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Accounting Referee” means the Los Angeles, California office of Grant Thornton. In the event, for any reason, the Los Angeles, California office of Grant Thornton is unavailable for any reason to perform the accounting services contemplated by this Agreement, then the term “Accounting Referee” shall mean any independent accounting firm mutually acceptable to Buyer and the Stockholder Agent (which accounting firm has not, within the prior 60 months, provided services to Buyer, Seller or the Company). If Buyer and the Stockholder Agent are unable to agree upon an independent accounting firm, an independent accounting firm selected by Buyer (which accounting firm has not, within the prior 60 months, provided services to Buyer) and an independent accounting firm selected by the Stockholder Agent (which accounting firm has not, within the prior 60 months, provided services to Seller or the Company) shall select an independent accounting firm that has not, within the prior 60 months, provided services to Buyer, Seller or the Company.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or before or instituted by any Governmental Entity.

“Affected Employees” has the meaning set forth in Section 6.2(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law, including any arrangement for group relief within a jurisdiction or similar arrangement).

“Aggregate Pre-Closing Taxes” has the meaning set forth in Section 9.9(b).

“Agreement” means this Agreement by and between Buyer and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

“Agreement Date” has the meaning set forth in the Preamble.

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“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Approvals and Permits Obligation” has the meaning set forth in Section 5.5(a).

“Arbitration Referral Period” has the meaning set forth in Section 9.6.

“Auditors” means Squar, Milner, Miranda & Williamson, LLP, accountants to the Company.

“Basket Amount” has the meaning set forth in Section 9.4.

“Bonds” has the meaning set forth in Section 6.5(a).

“Business” means the business of the Company, which includes, without limitation, the provision of retail money transfer and remittance services, money orders and international courier services to Mexico and Guatemala and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets/properties, liabilities, personnel/ management.

“Business Day” means a day other than a Saturday, a Sunday, or a day on which banks in Seattle, Washington or La Mirada, California are permitted or required by law to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 4 hereof.

“Closing” means the consummation of the purchase and sale of the Stock under this Agreement.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the Company’s Indebtedness to third parties as of the Closing Date, including, but not limited to, the Company’s Indebtedness to its directors, officers and employees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means GFC, JRJ Express, Kimeco and each of the Company Subsidiaries, collectively.

“Company Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday,

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vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, fringe benefit or other compensation or employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employee agreement (or portion thereof) relating to employee benefits, whether written or oral, qualified or nonqualified, funded or unfunded, domestic or foreign, (i) sponsored, maintained or contributed to by any Company Constituent Entity or to which any Company Constituent Entity is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any Company Constituent Entity (or any dependent or beneficiary of any such individual), or (iii) with respect to which any Company Constituent Entity has (or could have) any obligation or liability.

“Company Constituent Entity” means any of GFC, JRJ Express, Kimeco or a Company Subsidiary, individually.

“Company Interim Balance Sheet” has the meaning set forth in Section 3.3(b).

“Company Subsidiary” means each of GroupEx LLC, Mxes and GroupEx Guatemala.

“CompreMex” means CompreMex, LLC, a California limited liability company.

“CompreMex Leases” has the meaning set forth in Section 6.7(a).

“CompreMex Undertakings” has the meaning set forth in Section 6.6(e).

“Confidential Information” has the meaning set forth in Section 10.9.

“Contingent Payment” has the meaning set forth in Section 2.2(d).

“Contingent Payment Dispute Notice” has the meaning set forth in Section 2.2(d).

“Contingent Payment Estimate” has the meaning set forth in Section 2.2(d).

“Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Direct Claim” has the meaning set forth in Section 9.6.

“Encumbrance” means any mortgage, pledge, lien, security interest, charge, attachment, equity or other encumbrance, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Encumbrance” shall not include (i) encumbrances to the extent reflected in the Company Interim Balance Sheet, (ii) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings (provided, however, that the amount of such contested amount is fully reflected on the Company Interim Balance Sheet), (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property which do not adversely impact Buyer’s ability to operate the Business after the Closing, (iv) statutory or common law

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liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment of such obligations is not in arrears or otherwise due and which obligations are otherwise reflected in the Interim Balance Sheet, (vii) restrictions on transfer of securities imposed by applicable state and federal securities laws, and (viii) other Encumbrances incurred in the Ordinary Course of Business of Company after the Interim Balance Sheet Date and not individually or in the aggregate material to the Business.

“Environmental, Health and Safety Requirements” means any Laws and contractual obligations relating to health and safety, pollution and protection of the environment concerning the treatment, storage, use, release, disposal, or management of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right to Know Act.

“EPCRS” has the meaning set forth in Section 5.9.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means an entity that is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” has the meaning set forth in Section 2.2(b).

“Escrow Amount” has the meaning set forth in Section 2.2(b).

“Excess Separation Costs” has the meaning set forth in Section 2.2(b).

“Extension Payment” has the meaning set forth in Section 8.1(d).

“Final Allocation” means the purchase price allocation determined pursuant to Section 2.2(f).

“Final Closing Statement” has the meaning set forth in Section 2.3(a).

“Final Contingent Payment” has the meaning set forth in Section 2.2(d).

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“Final NWC Determination” has the meaning set forth in Section 2.3(a).

“Foreign Company Plan” has the meaning set forth in Section 3.16(l).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Survival Period” has the meaning set forth in Section 9.3.

“GFC” has the meaning set forth in the first recital hereto.

“Governmental Entity” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“GroupEx Guatemala” means GroupEx Financial, S.A., a Guatemalan sociedad anónima, an entity domesticated in the United States as GroupEx Financial S.A. Ltd, a Delaware corporation.

“GroupEx LLC” means GroupEx LLC, a Delaware limited liability company.

“Guaranties” has the meaning set forth in Section 6.6(a).

“Guaranty Agreements” has the meaning set forth in Section 6.6(b).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hazardous Substance” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” “toxic chemicals” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, or reproductive toxicity as determined at any time to be such pursuant to applicable Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of such Person, whether or not evidenced by notes, bonds, debentures or similar instruments, for the repayment of borrowed money, (b) all deferred indebtedness of such Person for the payment of the purchase price of property, assets or services (other than trade payables and other accrued current liabilities or accruals incurred in the ordinary course of business), (c) all obligations of such Person to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital or operating lease or as a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (e) any payment obligation of such Person under any interest rate swap agreement, forward rate

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agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Encumbrance existing on any property owned by such Person, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of the obligations described in clauses (a) through (f) above for any other Person, and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement.

“Indemnified Party” means the party entitled to indemnity under Article 9.

“Indemnifying Party” means the party obligated to provide indemnification under Article 9.

“Indemnity Agreements” has the meaning set forth in Section 6.5(b).

“Individual Payroll/Benefit Savings” means, for each Separated Employee, an amount in dollars equal to the Individual Payroll/Benefit Cost for such employee multiplied by (16 – Separation Month)/12.

“Individual Payroll/Benefit Cost” means, for each Separated Employee, the amount for such employee set forth opposite such employee’s name on Schedule 2.2(d) under the Column entitled “Individual Payroll/Benefit Cost.”

“Intangible Property” means any trade secret, secret process or other confidential information or know-how and any and all Marks, including, without limitation, (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet Date” means May 31, 2007.

“IRS” means the Internal Revenue Service or any successor Governmental Entity.

“JRJ Express” has the meaning set forth in the recitals hereto.

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“Kimeco” has the meaning set forth in the recitals hereto.

“Knoll Agreement” has the meaning set forth in Section 6.4(a)(ii).

“Knowledge” means, with respect to any natural Person, actual knowledge of a fact by such Person which shall be deemed to include facts that a reasonably prudent Person in a like position would have known, or should have known, after due inquiry, and with respect to any corporation or other entity, actual knowledge of a fact by any executive officer or director of such corporation or entity which shall be deemed to include facts that a reasonably prudent executive officer or director would have known, or should have known, after due inquiry; provided, however, with respect to the Company, Knowledge means the actual knowledge of a fact by Leon, Knoll, Lawrence, Barrett, Mard and/or Duran which shall be deemed to include facts that a reasonably prudent Person in a like position would have known, or should have known, after due inquiry.

“Labor Matters” has the meaning set forth in Section 3.9.

“Law” means any applicable constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Lawrence Agreement” has the meaning set forth in Section 6.4(a)(iii).

“Losses” means any and all losses, damages, obligations, liabilities, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses).

“Mard Agreement” has the meaning set forth in Section 6.4(a)(iv).

“Mark” means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

“Material Adverse Effect” means, with respect to any Person, group of Persons or the Business, any change, event, violation, inaccuracy, circumstance or effect (any such item an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, affecting such Person, group of Persons or the Business, respectively, that has had or may reasonably be expected to have a material adverse effect on such Person, group of Persons or the Company taken as a whole; provided, however, that in determining whether any such change or event has occurred or may reasonably be expected to occur, the following shall be disregarded, and none of the following (alone or in combination) shall be deemed to be such a change or event with respect to a Person, group of Persons, or the Company: (a) any failure by the Company to meet internal projections or forecasts (provided that an Effect that otherwise results in a Material Adverse Effect shall not be excluded from the definition of Material Adverse Effect simply because such Effect may also have caused the Company to fail to meet internal projections or forecasts), or (b) any adverse Effects (including loss of employees or customers, reduction in revenue or income or business disruption) that result from (i) the announcement or pendency of the transactions contemplated by this Agreement, (ii) general economic or industry downturns or conditions, including changes affecting generally the Company’s industry, including but not

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limited to changes in or affecting interest rates, securities markets, accounting principles, practices or conventions, applicable Laws and regulations or other causes beyond the control of the Company, (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or (iv) the taking of any action approved or consented to in writing by Buyer.

“Material Contract” has the meaning set forth in Section 3.5.

“Material Lease” has the meaning set forth in Section 3.6(a).

“Measurement Period” means the period beginning on the Closing Date and ending on the day that is fifteen (15) full calendar months immediately following the Closing Date.

“Mxes” means Mxes, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada.

“Negative NWC” has the meaning set forth in Section 2.3(c).

“Net Working Capital” means, with respect to the Company, (i) current assets as identified on Schedule 2.3(a) (excluding deferred Taxes and Tax receivables other than receivables in the nature of value added Taxes and amounts paid in the nature of value added Taxes with respect to pre-Closing periods that are reasonably expected to become receivables) minus (ii) all current liabilities as identified on Schedule 2.3(a) (excluding Indebtedness, accrued or deferred Taxes, accrued interest and bank fees, Seller’s Transaction Costs and Taxes attributable to the making of the Section 338(h)(10) Elections and any Section 338(g) Elections), determined in accordance with GAAP on a consolidated basis and Schedule 2.3(a), consistent with past practices and principles of the Company, minus the Working Capital Cushion and minus the Separation Target Costs.

“Non-Competition Period” has the meaning set forth in Section 6.4.

“NWC Dispute Notice” has the meaning set forth in Section 2.3(a).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity having jurisdiction.

“Ordinary Course of Business” means that the action is consistent with the past custom and practice (including with respect to quantity and frequency) of such Person in the ordinary, day-to-day operations of such Person.

“Party” and “Parties” has the meaning set forth in Section 9.9(f).

“Permit” means any license, permit, franchise or certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means any individual, partnership, corporation, association, trust, limited liability company or partnership, joint venture, unincorporated organization or other entity, and any Governmental Authority.

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“Positive NWC” has the meaning set forth in Section 2.3(b).

“Post-Closing Tax Period” has the meaning set forth in Section 9.9(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.9(b).

“Primary Lease” has the meaning set forth in Section 7.2(i).

“Proprietary Product” has the meaning set forth in Section 3.7(c).

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualifying Termination” means, with respect to a Separated Employee, the first to occur of the following events: (i) the employment relationship of such employee is terminated; or (ii) the employee accepts a Substitute Position.

“Reserved Claims” has the meaning set forth in Section 9.3.

“Response Period” has the meaning set forth in Section 9.6.

“Section 338(g) Elections” has the meaning set forth in Section 2.2(e).

“Section 338(h)(10) Elections” has the meaning set forth in Section 2.2(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 3 hereof.

“Seller Indemnitors” has the meaning set forth in Section 6.5(b).

“Seller Undertakings” has the meaning set forth in Section 6.5(e).

“Separated Employee” means each Company employee listed on Schedule 2.2(d).

“Separation Costs” means the following described amounts paid in connection with a Qualifying Termination of a Separated Employee by the Company after the Closing Date and prior to the earlier of (a) the time that the maximum Contingent Payment is accrued or (b) the end of the Measurement Period: (i) severance payments made in accordance with the Company’s severance policy as in effect as of the Closing Date; and (ii) payments triggered upon the termination of a Separated Employee and made in accordance with any employment agreement in effect as of the Closing Date between a Separated Employee and the Company.

“Separation Month” means, for a Separated Employee, the number of full calendar months following the Closing Date that such employee has been employed by the Company prior to a Qualifying Termination in accordance with Section 2.2(d); provided, however, that the Separation Month shall in no event be greater than 16; and provided, further, that the Separation Month for a Separated Employee for which a Qualifying Termination occurs prior to the Closing Date shall be zero.

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“Separation Target Cost” has the meaning set forth in Section 3.26.

“Significant Agents” has the meaning set forth in Section 3.25.

“Software License Agreement” has the meaning set forth in Section 7.2(g).

“Stock” means all of the outstanding capital stock of GFC, all of the outstanding capital stock of JRJ Express, and the membership interests of Kimeco, collectively.

“Stockholder Agent” has the meaning set forth in Section 9.7(a).

“Straddle Period” has the meaning set forth in Section 9.9(d).

“Subsidiary” means, as the case may be, any Person of which the specified Person shall own directly or indirectly at least a majority of the outstanding capital stock (or other equity interest) entitled to vote generally in the election of directors or in which the specified Person is a general partner or joint venturer.

“Substitute Position” means an employment position with the Company that is either (i) a position vacated by a Company employee other than a Separated Employee or (ii) an open position that is described in the Company’s 2007 or 2008 budget (exclusive of any position described on Schedule 2.2(d)).

“Sureties” has the meaning set forth in Section 6.5(b).

“Target NWC” means an amount equal to $0.

“Tax” means any (a) foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, customs duty or fee, other import duty or fee, license, severance, withholding tax or charge or other tax), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties (civil or criminal) or additions to tax or additional amounts in respect of the foregoing; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); or (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Matter” has the meaning set forth in Section 9.9(g).

“Tax Return” means a report, return or other information supplied or required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any Affiliated Group that includes any of the Company Constituent Entities.

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“Transaction Costs” means, whether or not a Closing takes place, all fees and expenses, including legal, accounting, financial advisory, consulting and other fees and expenses, incurred in connection with the exploration of a potential business transaction related to the Company between Buyer and Seller or with any other Person, including fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the Exhibits and Schedules hereto.

“Transition Services Agreement” has the meaning set forth in Section 7.2(h).

“Transferred Assets” has the meaning set forth in Section 3.27.

“Undertakings” has the meaning set forth in Section 6.5(e).

“Working Capital Cushion” means an amount equal to $2,100,000.

ARTICLE 2

PURCHASE & SALE/CLOSING

2.1	Transfer of Stock by Seller.

Subject to the terms and conditions of this Agreement, Seller agrees to sell the Stock and deliver the certificates evidencing the Stock to Buyer at the Closing, free and clear of all Encumbrances or liabilities of any kind, except restrictions on transfers of securities imposed by applicable state and federal securities laws. The certificates representing the Stock will be delivered to Buyer at the Closing, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer, endorsed in blank, and otherwise in a form reasonably acceptable to Buyer for transfer on the books of each of the Company Constituent Entities.

2.2	Purchase of the Stock by Buyer/Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Stock is up to Seventy Million Dollars ($70,000,000.00) plus the Extension Payment, if any (collectively, the “Purchase Price”). The Purchase Price shall be paid as follows:

(a) Closing Payment. An amount of cash equal to the Purchase Price (i) less an amount equal to Seller’s unpaid Transaction Costs, (ii) less an amount equal to all of Seller’s Closing Indebtedness, (iii) less the Escrow Amount and (iv) less an amount equal to the maximum potential Contingent Payment (which is Ten Million Dollars ($10,000,000.00)), shall be paid by Buyer by wire transfer at the Closing as set forth on Schedule 2.2(a).

(b) Escrow Payment. An amount of cash equal to Six Million Dollars ($6,000,000.00) (such amount, the “Escrow Amount”) shall be paid by Buyer by wire transfer at the Closing to JPMorgan Chase Bank, N.A. as escrow agent (the “Escrow Agent”), which Escrow Amount will be held and disbursed pursuant to the terms of an escrow agreement in the form of Exhibit 2.2(b) hereto (the “Escrow Agreement”).

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(c) Seller’s Transaction Costs. Three (3) Business Days prior to the Closing, Seller shall provide to Buyer all of Seller’s unpaid Transaction Costs including related documentation and instructions for the payment thereof indicating the parties involved, the amounts owed and wire instructions for each. Five (5) Business Days prior to the Closing, Seller shall provide to Buyer a schedule of all Seller Indebtedness including related documentation and instructions for the payment thereof indicating the parties involved, the amounts owed and wire instructions for each. At the Closing, Buyer shall pay in full such Seller’s unpaid Transaction Costs and Indebtedness in accordance with such schedule and wire instructions.

(d) Contingent Payment.

(i) Except as otherwise provided in this Section 2.2(d), Buyer shall terminate each Separated Employee in accordance with the timing determined by Lawrence and Knoll.

(ii) The “Contingent Payment,” if any, payable pursuant to this Section 2.2(d) with respect to each Separated Employee shall be equal to the product of (A) ten (10) and (B) the Individual Payroll/Benefit Savings applicable to such Separated Employee; provided, however, that in no event shall the aggregate Contingent Payment for all Separated Employees exceed ten million dollars ($10,000,000).

(iii) No later than thirty (30) days following a Qualifying Termination of any Separated Employee, Buyer shall prepare a calculation of the portion of the Contingent Payment payable with respect to such Qualifying Termination in accordance with the provisions of this Section 2.2(d) (the “Contingent Payment Estimate”). The Contingent Payment Estimate shall be promptly delivered to the Stockholder Agent, and the Stockholder Agent shall present any objections or comments in writing to Buyer no later than thirty (30) days after the Stockholder Agent’s receipt of the Contingent Payment Estimate, specifying in reasonable detail any objections thereto (the “Contingent Payment Dispute Notice”). Buyer and the Stockholder Agent shall be deemed to have agreed upon all other items and amounts contained in the Contingent Payment Estimate that are not objected to or commented upon by the Stockholder Agent. If within ten (10) days after Buyer’s receipt of the Contingent Payment Dispute Notice, Buyer and the Stockholder Agent are unable to resolve informally matters which are the subject of the Contingent Payment Dispute Notice and the Stockholder Agent has not retracted the Contingent Payment Dispute Notice, then the items of dispute will be resolved in a resolution process substantially similar to that set forth in Section 2.3(a). The Parties’ agreement, or the Accounting Referee’s communication of its decision, regarding the Contingent Payment Estimate in accordance with this Section 2.2(d) shall constitute the “Final Contingent Payment” with respect to any Qualifying Termination. Buyer and the Stockholder Agent shall have access to the Company’s and Buyer’s work papers used in the preparation of each Contingent Payment Estimate.

(iv) Each Final Contingent Payment, if any, shall be paid by Buyer to Seller in cash as directed by the Stockholder Agent within thirty (30) days of the end of the

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Measurement Period. Notwithstanding anything in this Agreement or elsewhere to the contrary, if a Qualifying Termination occurs with respect to a Separated Employee prior to the Closing Date, the Qualifying Termination shall be deemed to occur on the Closing Date

(v) From the Closing Date through the end of the Measurement Period, Buyer covenants and agrees as follows: (A) Buyer will maintain the Company as a separate entity within Buyer’s ownership structure; (B) Buyer will implement certain headcount reductions within the Company in accordance with the terms of this Section 2.2(d); (C) Buyer will make or cause to be made all business decisions with respect to the implementation of the headcount reductions described in this Section 2.2(d) in good faith, and will not take nor permit to be taken any action which has the objective of the avoidance, circumvention or minimization of the Contingent Payment; and (D) Lawrence and Knoll shall have primary responsibility and all power and authority necessary to effect the headcount reductions described in this Section 2.2(d). From the Closing Date through the end of the Measurement Period, Lawrence and Knoll hereby covenant and agree to use their reasonable best efforts to have each terminated Separated Employee execute and deliver a release substantially in the form required under the Company’s severance policy as in effect on the Closing Date.

(vi) With the prior written consent of Buyer and at Buyer’s sole discretion, in lieu of any termination of a Separated Employee, the Company may offer such Separated Employee a Substitute Position.

(vii) Buyer and Seller agree that Buyer’s compliance with any one or more of the covenants, schedule, terms and methodology of the headcount reductions within the Company described in this Section 2.2(d) may be waived by written notice of the Stockholder Agent.

(viii) Prior to the termination of any Separated Employee, Buyer shall provide Seller and their respective Affiliates a reasonable first opportunity to hire such employee, provided, however, that no Separated Employee shall be hired by CompreMex.

(ix) Seller agrees to indemnify Buyer and its Affiliates for all Losses in excess of the Separation Target Cost resulting from the failure of each and every employee listed on Schedule 2.2(d) who is terminated from employment during the Measurement Period to (A) fully and finally accept the terms of such employee’s severance package from the Company or Buyer as determined and paid in accordance with Schedule 2.2(d) and (B) execute a full release of claims against the Company, Buyer and their Affiliates and such other documents as are customary in connection with the Company’s payment of severance to, and the termination of employment of, its employees (such costs, the “Excess Separation Costs”). To the extent the Contingent Payment, if any, has not been paid to Seller, Seller’s indemnification of Buyer and its Affiliates under this Section 2.2(d)(ix) shall be satisfied by reducing the maximum Contingent Payment otherwise payable under this Section 2.2(d) by the amount of the Excess Separation Costs. To the extent the Contingent Payment, if any, has been paid to Seller, the maximum indemnification by Seller under this Section 2.2(d)(ix) shall be capped at the actual amount of the Contingent Payment paid, if any. Seller and Buyer agree that the indemnification under this Section 2.2(d)(ix) is separate and distinct from the indemnification provided for under Article 9.

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(e) Section 338(h)(10) Election.

(i) At the request of Buyer, Seller will cooperate and join with Buyer in making a joint election under Section 338(h)(10) of the Code and any corresponding or similar provision of state or local law (the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the Stock of GFC and JRJ Express hereunder. Seller agrees that Buyer may reasonably make any determination or election required or permitted to be made in connection with the Section 338(h)(10) Elections, including, without limitation, any election under Section 338(g) of the Code and any corresponding or similar provision of state or local law with respect to any Subsidiaries of GFC and JRJ Express (“Section 338(g) Elections”).

(ii) Buyer has the sole discretion to determine whether any Section 338(h)(10) Elections or Section 338(g) Elections will be made. Buyer shall inform Seller no later than 60 days following Closing whether any such elections will be made.

(iii) Buyer and Seller at Closing (or in Buyer’s discretion, a later date not more than 60 days following the Closing) shall exchange completed and executed copies of (A) IRS Form 8023 and required schedules thereto and (B) to the extent required, any similar forms with respect to state, local or foreign Taxes, in order to effectuate the Section 338(h)(10) Elections. If Buyer determines to make any Section 338(h)(10) Elections, Buyer and Seller shall file all Tax Returns (including, without limitation, Form 8883) in a manner consistent with the Section 338(h)(10) Elections.

(iv) Notwithstanding anything herein to the contrary other than Section 2.2(e)(v) below, Buyer shall reimburse Seller for the increased Taxes, if any, incurred by Seller with respect to the year in which the Closing occurs and the year in which any payments are made pursuant to this Section 2.2(e) as a result of any Section 338(h)(10) Election or any Section 338(g) Election made such that Seller will receive the same after-tax proceeds with respect to the year in which the Closing occurs and the year in which any payments are made pursuant to this Section 2.2(e) as if Seller had sold stock and no Section 338(h)(10) Election or Section 338(g) Election had been made, taking into account any Taxes payable with respect to such payments. Any amounts payable to Seller pursuant to this Section 2.2(e) shall be paid by Buyer in cash within ten (10) Business Days of the final determination of such amount in accordance with this Agreement pursuant to wire instructions delivered by the Stockholder Agent.

(v) No later than twenty-five (25) days following the Closing, Seller shall provide Buyer with the following information to enable Buyer to determine the amount of the reimbursement described in Section 2.2(e)(iv) above: (A) the residence of the Seller for state income Tax purposes, (B) the adjusted Tax basis of the Seller in the stock of GFC and JRJ Express as of December 31, 2006, and (C) whether the Seller will be subject to alternative minimum Tax in the relevant Tax years. Buyer is entitled to rely on the information provided by the Seller pursuant to this paragraph in calculating the amount of the reimbursement described in Section 2.2(e)(iv) above.

(vi) Within forty (40) days after Closing, Seller shall provide to Buyer a schedule, with supporting workpapers, which shall be based upon the Preliminary Allocation, setting forth (A) the amount of Taxes incurred by Seller with respect to the year in which the

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Closing occurs from the sale of the Stock with respect to which a Section 338(h)(10) Election or Section 338(g) Election is made and (B) the amount of Taxes that would have been incurred by Seller with respect to the year in which the Closing occurs from the sale of such Stock determined as if no such election were made. In the event that Buyer’s payment to Seller occurs (or will occur) after the end of the year in which the Closing occurs, then Seller shall provide Buyer with a recomputed schedule, with supporting workpapers, setting forth the amount of any additional or reduced Taxes incurred by Seller with respect to the year following the year in which the Closing occurs as a result of a Section 338(h)(10) Election or a Section 338(g) Election. Any dispute among the Parties with respect to an amount payable pursuant to this Section 2.2(e) shall be determined by Buyer and the Stockholder Agent in accordance with the principles set forth in Section 2.3(a).

(vii) Neither the applicable Company Constituent Entity, Buyer nor Seller shall take or allow any action that would result in the inability of Seller and Buyer to make valid Section 338(h)(10) Elections. Buyer shall promptly provide written notice to the Stockholder Agent of any audit or other investigation that may be initiated in connection with a Section 338(h)(10) Election or a Section 338(g) Election. Any Seller shall promptly provide written notice to Buyer of any audit or other investigation that may be initiated in connection in connection with a Section 338(h)(10) Election or a Section 338(g) Election.

(f) Purchase Price Allocation. The Purchase Price shall be allocated among GFC, JRJ Express and Kimeco as set forth in Schedule 2.2(f). The portion of the Purchase Price allocated to each of GFC, JRJ Express and Kimeco and the liabilities and other relevant items of such entity shall be allocated to the assets of each such entity for all purposes in a manner consistent with Sections 338 and 1060 of the Code and the fair market value of the assets set forth on Schedule 2.2(f). A preliminary allocation (“Preliminary Allocation”) shall be prepared by Buyer and provided to the Stockholder Agent within twenty-five (25) days following the Closing. If the Stockholder Agent objects to any of the allocations, he may deliver a dispute notice no later than fifteen (15) days after the Stockholder Agent’s receipt of the allocations and such items of dispute will be resolved in accordance with the dispute resolution procedures set forth in Section 2.3(a). Notwithstanding anything in this Agreement or elsewhere to the contrary, the Parties hereto hereby acknowledge and agree that fifty thousand dollars ($50,000) of the Purchase Price shall be allocated to the covenant not to compete made by Seller. The Preliminary Allocation will be redetermined to take into account the Final NWC Determination (such redetermined amount, the “Final Allocation”). The Final Allocation may be redetermined, consistent with the principles set forth above, upon the happening of any event reasonably requiring such redetermination, including, without limitation, the payment to Seller of the Contingent Payment. The Final Allocation, once determined, shall be annexed to this Agreement, as an exhibit hereto, and any redetermination of the Final Allocation pursuant to the preceding sentence shall likewise be annexed to this Agreement with an appropriate designation. The Final Allocation (and any redetermination thereof) shall be binding on Seller and Buyer for all Tax reporting purposes. The Parties shall file all Tax Returns (including, without limitation, any forms required by the Section 338(h)(10) Elections and any Section 338(g) Elections) in a manner consistent with such allocations.

(g) Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise deliverable to Seller under this Agreement, and from any other

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payments to the Seller otherwise required pursuant to this Agreement, any amounts Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.

2.3	Net Working Capital Adjustment.

(a) Final Closing Statement. At least five (5) days prior to Closing, the Stockholder Agent shall deliver to Buyer an estimated balance sheet of the Company, together with the Seller’s estimate of the “Net Working Capital” as of the Closing Date, prepared in accordance with the definitions and provisions set forth herein. No later than sixty (60) days after the Closing, Buyer shall prepare a balance sheet as of the Closing and a schedule calculating the final Net Working Capital prepared in accordance with the definitions and provisions set forth herein (such statement, the “Final Closing Statement”). The Final Closing Statement shall be promptly delivered to the Stockholder Agent, and the Stockholder Agent shall present any objections or comments in writing to Buyer no later than thirty (30) days after the Stockholder Agent’s receipt of the Final Closing Statement and final Net Working Capital, specifying in reasonable detail any objections thereto (the “NWC Dispute Notice”). Buyer and the Stockholder Agent shall be deemed to have agreed upon all other items and amounts contained in the Final Closing Statement and final Net Working Capital which are not objected to or commented upon by the Stockholder Agent. If within ten (10) Business Days after Buyer’s receipt of the NWC Dispute Notice, Buyer and the Stockholder Agent are unable to resolve informally matters which are the subject of the NWC Dispute Notice and the Stockholder Agent has not retracted the NWC Dispute Notice, then the Parties shall submit the matters which are the subject of such NWC Dispute Notice to the Accounting Referee for resolution. The Accounting Referee shall be directed to make a resolution within thirty (30) days of engagement limited to those areas at issue and determined in accordance with the provisions of this Section 2.3, and such resolution shall be conclusive and binding on all Parties. Buyer and the Stockholder Agent shall each pay the costs and expenses of their own accountants and attorneys, and shall bear equally the expense of the Accounting Referee. The Parties’ agreement, or Accounting Referee’s communication of its decision, regarding final Net Working Capital in accordance with this Section 2.3 shall constitute the “Final NWC Determination.” Buyer and the Stockholder Agent shall have access to the Company’s and Buyer’s work papers used in the preparation of the Final Closing Statements.

(b) Positive NWC. To the extent that the final Net Working Capital (as finally determined in accordance with the provisions of Section 2.3(a) above) exceeds the Target NWC (such excess amount, the “Positive NWC”), Buyer shall, pursuant to wire instructions delivered by the Stockholder Agent, pay an amount equal to such Positive NWC to the Seller in cash within five (5) Business Days of the Final NWC Determination.

(c) Negative NWC. To the extent that the final Net Working Capital (as finally determined in accordance with the provisions of Section 2.3(a) above) is less than the Target NWC (the amount of such deficiency, the “Negative NWC”), the Stockholder Agent shall, pursuant to wire instructions delivered by the Buyer, pay an amount in cash equal to the absolute value of the Negative NWC to the Buyer within five (5) Business Days of the Final NWC Determination.

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(d) Computation of Net Working Capital. For purposes of calculating final Net Working Capital in connection with this Section 2.3, the Company’s balance sheet as of Closing shall be prepared in accordance with GAAP consistently applied in accordance with the Company’s past practices, except as follows:

(i) If the Company’s past practices have been at variance with GAAP, the closing balance sheet shall be prepared in accordance with GAAP.

(ii) Current liabilities will include any amounts payable by the Company pursuant to the agreements set forth on Schedule 2.3(d)(ii) as a result of the consummation of the transactions contemplated by the Agreement but excluding any liabilities treated as Separation Costs.

(iii) Net Working Capital will be reduced by any costs associated with the transactions contemplated by the Agreement that are payable by and not otherwise paid by the Company, or by Buyer on behalf of the Company out of the Purchase Price, in connection with Closing (including, but not limited to, unpaid Transaction Costs but excluding Taxes attributable to the making of the Section 338(h)(10) Elections and any Section 338(g) Elections).

For purposes of illustrating the intent of the parties with respect to the calculation of Net Working Capital, an example of the calculation as of May 31, 2007 is attached hereto as Schedule 2.3(d)(i).

2.4	The Closing.

The Closing will take place at Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California, 90064, as soon as practicable, or on such date or place as Seller and Buyer may agree, promptly following satisfaction or waiver of the conditions to closing specified in Article 7 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed or qualified by information in the schedule attached hereto entitled “Seller Disclosure Schedule” (“Seller Disclosure Schedule”), Seller severally, and not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that Seller’s representations and warranties expressly speak as of a specified earlier date) as set forth in this Article 3 below. The section numbers in the Seller Disclosure Schedule correspond to the section numbers in this Agreement. Any information disclosed in one section of the Seller Disclosure Schedule shall be deemed to be disclosed in and incorporated into any other section to which the applicability of such disclosure is reasonably apparent to a reader unfamiliar with the Company’s Business from the text or context of such information without further investigation, inquiry or actual or imputed knowledge on the part of the reader. All capitalized terms in the Seller Disclosure Schedule shall have the meanings given them in this Agreement, unless otherwise indicated in the Seller Disclosure Schedule.

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3.1	Organization and Related Matters.

Each of GFC and JRJ Express is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business as now conducted and as presently proposed to be conducted by it requires licensing or qualification, except where such failure to be so qualified or licensed would not be material. Kimeco is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business as now conducted and as presently proposed to be conducted by it requires licensing or qualification, except where such failure to be so qualified or licensed would not be material. Seller has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which Seller is a party, to consummate the transactions contemplated hereby and thereby and to sell and transfer the Stock without the consent or approval of any other Person. Seller has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and any related agreements to which Seller is a party. All actions on the part of the Company Constituent Entities and their respective officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and any related agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of all of the Company Constituent Entities’ obligations under this Agreement and any related agreements have been taken or will be taken prior to the Closing. Schedule 3.1 lists each of the Company Constituent Entities and correctly sets forth the capitalization of each such entity and Seller’s ownership interest therein, any other interest of Seller or any other Person therein, the jurisdiction in which each Company Constituent Entity was incorporated or organized, as applicable, and each jurisdiction in which each Company Constituent Entity is qualified or licensed to do business as a foreign Person. Each of the Company Constituent Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The Company Constituent Entities each have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and as presently proposed to be conducted and are duly qualified or licensed to do business as foreign corporations or limited liability companies, as applicable, in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business as now conducted or presently proposed to be conducted by any of them requires licensing or qualification, except where such failure to be so qualified or licensed would not be material. Schedule 3.1 correctly lists the current directors, managers and executive officers of each Company Constituent Entity. True, correct and complete copies of the respective charter documents and bylaws, or equivalent documents, of each Company Constituent Entity as currently in effect have been delivered to Buyer.

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3.2	Stock.

Seller owns beneficially and of record all of the outstanding Equity Securities of GFC; Leon owns all of the outstanding Equity Securities of JRJ Express; and Lawrence owns all of the outstanding Equity Securities of Kimeco. Except as set forth on Schedule 3.2, GFC owns all of the outstanding Equity Securities of each of the Company Subsidiaries, beneficially or of record, or both. All of such Equity Securities of each Company Constituent Entity are validly issued, fully paid, and non-assessable, are owned free and clear of any Encumbrance, except restrictions on transfer of securities imposed by applicable state and federal securities laws, and have been issued in compliance with all applicable federal, state and foreign securities laws. At the Closing, Buyer will acquire good and valid title to and complete ownership of the Stock, free of any Encumbrance, except restrictions on transfer of securities imposed by applicable state and federal securities law. The authorized capital stock of GFC consists of 10,000 shares of common stock, $0.01 par value, of which 1,320 shares are issued and outstanding. The authorized capital stock of JRJ Express consists of 10,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any Company Constituent Entity. There are no outstanding Contracts, nor any other shares, equity interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character of any Company Constituent Entity to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities, except as set forth on Schedule 3.2. There are no preemptive rights in respect of any Equity Securities of any Company Constituent Entity. No Company Constituent Entity is a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any Equity Securities of the Company Constituent Entities. None of the Company Constituent Entities owns, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise controls, any corporation, partnership, joint venture or other entity other than the Company Subsidiaries, and no Company Constituent Entity has any agreement or commitment to purchase any such interest.

3.3	Financial Statements; Changes; Contingencies.

(a) Financial Statements. Seller has delivered to Buyer all audited financial statements for GFC at December 31, 2006, 2005 and 2004, and all audited financial statements for JRJ Express and Mexico Express, Inc. at December 31, 2005 and 2004, including balance sheets, statements of income, statements of stockholder’s equity and statements of cash flow for the periods then ended, and all reports by the Auditors with respect to such statements. Seller has delivered to Buyer unaudited financial statements for JRJ Express and Mexico Express, Inc. at December 31, 2006 and unaudited financial statements for each other Company Constituent Entity other than GFC, JRJ Express and Mexico Express, Inc. at December 31, 2006, 2005 and 2004, including balance sheets and statements of income for the periods then ended. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). All such financial statements present fairly in all material respects the financial position, results of operations and cash flows of each Company Constituent Entity at the dates and for the periods indicated. The statements of income included in the financial statements do not include any item of special or

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non-recurring income, except as specifically identified therein. The Company Constituent Entities maintain and will continue to maintain standard systems of accounting established and administered in accordance with GAAP. None of the Company Constituent Entities is a guarantor, indemnitor, surety or other obligor of any Indebtedness of any other Person. Since the Interim Balance Sheet Date, there has been no change in any accounting policies, practices or procedures of any of the Company Constituent Entities.

(b) Interim Financial Statements. Seller has delivered to Buyer unaudited consolidated and consolidating financial statements at the Interim Balance Sheet Date, including, without limitation, balance sheets for each Company Constituent Entity (each, a “Company Interim Balance Sheet”), and the related consolidated and consolidating statements of income for the periods then ended. All such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis except for changes, if any, disclosed therein and subject to an absence of footnotes and to normal audit adjustments which will not be material in the aggregate. All such interim financial statements present fairly in all material respects the financial position and results of operations of the Company Constituent Entities on a consolidated basis at the dates and for the periods indicated. The statements of operations included in the financial statements do not include any item of special or non-recurring income, except as specifically identified therein.

(c) Ordinary Course of Business. Since the Interim Balance Sheet Date:

(i) None of the Company Constituent Entities have:

(1) made any capital expenditure greater than $100,000 or that is materially inconsistent with the Company capital expenses set forth on Schedule 3.3(c)(i), other than in the Ordinary Course of Business;

(2) incurred or otherwise become liable in respect of any debt or become liable in respect of any guarantee, other than debt, intercompany advances or any guarantee between any other Company Constituent Entity, or otherwise in the Ordinary Course of Business;

(3) mortgaged or pledged any of their respective assets or subjected any of their respective assets to any Encumbrance, other than in the Ordinary Course of Business;

(4) made any change in its authorized or issued capital stock (including the Equity Securities) or granted or issued any option, purchase right, convertible stock, other sort of security or registration right, purchased, redeemed or retired any shares or other securities, or declared or made any distribution, other than distributions or contributions in connection with an increase in or the repayment or cancellation (in whole or in part) of debt or intercompany advances between any other Company Constituent Entity;

(5) sold, leased to others or otherwise disposed of any of their respective assets outside of the Ordinary Course of Business;

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(6) purchased any Equity Security of any Person other than of any other Company Constituent Entity, or any assets constituting a business, or been party to any merger, consolidation or other business combination or entered into any Material Contract relating to any such purchase, merger, consolidation or business combination;

(7) made any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in or to any other Company Constituent Entity and other than loans or advances made in the Ordinary Course of Business;

(8) canceled or compromised any debt or claim other than in the Ordinary Course of Business and other than any debt, intercompany advances or claim between any other Company Constituent Entity;

(9) sold, transferred, licensed or otherwise disposed of any Company Intangible Property other than in the Ordinary Course of Business;

(10) made or agreed to make any change in its customary methods of accounting or accounting practices, other than as required by GAAP;

(11) made or changed any Tax election, adopted or changed any method or period of accounting or any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of a Company Constituent Entity, Buyer or any of their respective Affiliates;

(12) waived or released or permitted to lapse any right of material value except in the Ordinary Course of Business or suffered any damage to or destruction or loss of any asset or property, whether or not covered by insurance;

(13) instituted, settled or agreed to settle any Action except for Actions with respect to a paying agent or send agent of the Company of less than $50,000 in any specific case or $150,000 in the aggregate;

(14) amended its charter or bylaws, limited liability company operating agreements or their foreign equivalents;

(15) granted, other than in the Ordinary Course of Business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

(16) except for transactions that are not material, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or

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mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers, directors or employees of the Company Constituent Entities or any Affiliate thereof, except directors’ fees and compensation paid to officers and employees in the Ordinary Course of Business;

(17) Knowledge of: (i) any Action involving, pending against or threatened against a Company Constituent Entity or any employee of a Company Constituent Entity before or by any court or Governmental Entity, or any other Person; (ii) any valid basis for any Action or the application of any fine or penalty adverse to a Company Constituent Entity or any officer or director of a Company Constituent Entity before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which a Company Constituent Entity or any officer, director or employee of Company Constituent Entity is a party that relate directly to the transactions contemplated herein or that would reasonably be expected to have a Material Adverse Effect;

(18) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licenser of any Company Constituent Entity, which loss or cancellation would result in lost annual revenues to any Company Constituent Entity of at least $50,000, or formed the basis for any belief that there may be such a loss or cancellation;

(19) Knowledge of any other event or facts that could result in a material adverse change in the Business, assets, operations, prospects or condition (financial or other) of the Company Constituent Entities individually or in the aggregate; or

(20) agreed, whether in writing or otherwise, to take any action described in this Section 3.3(c).

(ii) the Business has in all material respects been operated in the Ordinary Course of Business (except as may be otherwise permitted by the terms of this Agreement or as set forth in the Seller Disclosure Schedule).

(d) No Other Liabilities or Contingencies. The Company Constituent Entities, on a consolidated basis, do not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities (i) that are reflected or disclosed in the most recent of the financial statements referred to in subsection (a) or (b) above, (ii) between any Company Constituent Entities, (iii) that were incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, (iv) that do not constitute a Material Adverse Effect, or (v) are set forth in Schedule 3.3(d) hereto.

3.4	Tax and Other Returns and Reports.

(a) Each Company Constituent Entity has timely filed all required Tax Returns and has paid all Taxes (whether or not shown or required to be shown on any Tax Return) due for all Pre-Closing Tax Periods. Adequate reserves or accruals have been provided in the books of each Company Constituent Entity and in their financial statements referred to in Section 3.3 above, in accordance with GAAP, for all Taxes with respect to any period for which Tax Returns have not been filed, or for which Taxes are not yet due and owing. No Company

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Constituent Entity has incurred any liability for Taxes since the Interim Balance Sheet Date other than in the Ordinary Course of Business. All required Tax Returns, including amendments to date, have been prepared in good faith in compliance with all applicable Laws and regulations and are complete and accurate in all material respects. To the Knowledge of Seller, no Governmental Entity has examined during the past three years, nor is in the process of examining, any Tax Returns of any Company Constituent Entity, except as set forth in Schedule 3.4(a) hereto. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Constituent Company Entity.

(b) No Company Constituent Entity has been a member of an Affiliated Group filing a consolidated, combined, unitary or similar Tax Return (other than a group the parent of which was a Company Constituent Entity). No Company Constituent Entity has any liability for Taxes of any Person (other than another Company Constituent Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c) Each Company Constituent Entity has withheld and paid all Taxes required to have been withheld and paid on or before the Closing Date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person, or other third party, except as set forth in Schedule 3.4(c) hereof.

(d) There is no threatened or pending claim, action or proceeding with any Governmental Entity for the assessment or collection of any Taxes against any Company Constituent Entity, as to which such Company Constituent Entity has received written notice or has Knowledge. The Seller Disclosure Schedule lists all federal, state, local, and foreign original or amended Tax Returns filed with respect to each Company Constituent Entity on or after January 1, 2004, and indicates those Company Tax Returns that, to the Knowledge of Seller, have been audited and/or currently are the subject of audit. Seller has made available to Buyer complete copies of all portions of Tax Returns and examination reports which pertain to the Company Constituent Entities and statements of deficiencies assessed against or agreed to by any of the Company Constituent Entities since December 31, 2003.

(e) No Company Constituent Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect, except as set forth in Schedule 3.4(e) hereof.

(f) No power of attorney has been granted by any of the Company Constituent Entities with respect to any tax matter which is currently in force, except as set forth in Schedule 3.4(f) hereof.

(g) No Company Constituent Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in

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good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 and the proposed and final Treasury Regulations promulgated under Section 409A of the Code, to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Section 1.409A-6(a)(4) of the proposed or final regulations promulgated under Section 409A of the Code) at any time after October 3, 2004.

(i) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between any of the Company Constituent Entities, or any predecessor or Affiliate thereof, and any other party under which any of the Company Constituent Entities could be liable for any Taxes or other claims of any party, except as set forth in Schedule 3.4(i) hereof.

(j) None of the Company Constituent Entities has applied for, been granted, or agreed in writing to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(k) Except as set forth in Schedule 3.4(k), each of GFC and JRJ Express has made a valid election, effective as of November 6, 1998 and May 1, 1996, respectively, for such Company Constituent Entity to be treated as an S corporation within the meaning of Section 1361(a) of the Code (and comparable provision of state or local law). For federal and applicable state and local income Tax purposes, each of GFC and JRJ Express has properly qualified as an S corporation since the effective date of its election through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all applicable jurisdictions in which it is subject to Tax. Since the effective date of its election, neither GFC nor JRJ Express has ever been subject to income Tax as a C corporation within the meaning of Section 1361(a) of the Code (or comparable provision of state or local law).

(l) Except as set forth in Schedule 3.4(l), neither GFC, JRJ Express, nor any qualified subchapter S subsidiary thereof has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the such Company Constituent Entity’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation from another corporation that is a qualified subchapter S subsidiary.

(m) Schedule 3.4(m) identifies each Subsidiary of GFC and JRJ Express, and each such Subsidiary that is a “qualified subchapter S subsidiary” within the meaning Section 1361(b)(3)(B) of the Code (and comparable provision of state or local law). For federal and applicable state and local income Tax purposes, each Subsidiary identified as a “qualified subchapter S subsidiary” has properly qualified as a qualified subchapter S subsidiary at all times since the date shown on such schedule, and will properly qualify as a qualified subchapter S subsidiary through and until the Closing Date in all United States jurisdictions in which it is subject to Tax. Each Subsidiary not identified as a “qualified subchapter S subsidiary,” for United States federal and applicable state and local income Tax purposes, has properly been classified as a “disregarded entity” or a partnership for United States income tax purposes at all times since its inception through the date of this Agreement, and will properly qualify as a “disregarded entity” from the date hereof through the Closing Date.

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(n) For United States federal and applicable state and local income Tax purposes, Kimeco has properly been classified as a “disregarded entity” or a partnership for United States income tax purposes at all times since its inception through the date of this Agreement, and will properly qualify as a “disregarded entity” from the date hereof through the Closing Date.

(o) Each Company Constituent Entity is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, holiday or reduction agreement.

(p) No Company Constituent Entity is subject to Tax in any jurisdiction other than its country of incorporation or formation by reason of having a permanent establishment or other place of business or material source of income in that jurisdiction. The prices for any property or services (or for the use of any property) provided by a Company Constituent Entity to another Company Constituent Entity or Affiliate thereof are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code, or in accordance with a written third-party transfer pricing study.

(q) No Company Constituent Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.5	Material Contracts.

Schedule 3.5 lists each Contract (excluding any paying or send agent agreement with any agent other than a Significant Agent) to which any Company Constituent Entity is a party or to which any Company Constituent Entity or any of their respective properties is subject or by which any thereof is bound that (a) is not terminable without penalty upon 180 days (or less) notice, (b) after the Interim Balance Sheet Date obligates any Company Constituent Entity to pay an amount of $50,000 or more per 12 month period, (c) has an unexpired term as of the Interim Balance Sheet Date in excess of one year, (d) expressly limits or restricts the ability of any Company Constituent Entity to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty by any Company Constituent Entity of any obligation with a face amount of $50,000 or more, (f) involves licenses or royalties to or from any Company Constituent Entity, (g) subcontracts any work to any third parties which involves a sum in excess of $100,000 annually, (h) involves the lease, sublease or similar arrangement of real or personal property and obligates any Company Constituent Entity to pay an amount in excess of $100,000 annually, (i) involves any of the Significant Agents (as defined in Section 3.25 below), (j) imposes any confidentiality or secrecy obligation that is currently binding on any Company Constituent Entity or (k) commits to indemnification binding on any Company Constituent Entity (any Contract meeting any of these requirements is a “Material Contract” and has been identified on such Schedule 3.5). True copies of all Material Contracts, including all amendments and supplements, have been delivered to Buyer. Except as set forth on Schedule 3.5, each Material Contract: (i) is valid and subsisting; (ii) the applicable Company Constituent Entity has duly performed all its obligations thereunder to the extent that such obligations to

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perform have accrued and are not otherwise waived, in writing; and (iii) no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Company Constituent Entity, as the case may be, or, to the Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or the passage of time will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Company Constituent Entity under any Material Contract.

3.6	Real and Personal Property; Title to Property; Leases.

(a) Schedule 3.6 lists all real and material tangible property owned by the Company Constituent Entities or used primarily in the Business, properly identifies each of such properties as real property (or an interest in real property) or personal property and designates any leasehold interests therein. The Company Constituent Entities have good and valid title to or other rights to use, free and clear of all Encumbrances, all such property. All such real and material tangible properties are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for use in the Business. Except as set forth on Schedule 3.6, all leaseholds relating to real and material tangible properties held by any Company Constituent Entity related to the Business as lessee (each, a “Material Lease”) are held under valid, binding and enforceable leases. The Company Constituent Entities are not, and, to the Knowledge of Seller, (i) no third party to any Material Lease is, in material breach or default of any Material Lease, and (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder. To the Knowledge of Seller, there are no material disputes, oral agreements, or forbearance programs in effect as to any Material Lease. No Company Constituent Entity has subleased, licensed or otherwise granted any person or entity the right to use or occupy any property underlying a Material Lease or any portion thereof. To the Knowledge of Seller, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any Material Lease by any such Company Constituent Entity. No consent is required from any Person under any Material Lease in connection with the consummation of the transactions contemplated by this Agreement, and the Company Constituent Entities have not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

(b) Except as set forth on Schedule 3.6, upon completion of the transactions contemplated by this Agreement, Buyer shall own all of the assets and operations of the Business.

3.7	Intangible Property.

(a) Schedule 3.7(a) sets forth true, complete and correct lists, as of the date hereof, of all Marks for which an application for registration has been filed or that have been registered that are owned by the Company Constituent Entities, along with the jurisdiction in which each item of the Marks has issued, has been registered or for which an application has been filed and the applicable serial number or similar identified. All of the Marks are owned solely by the Company Constituent Entities.

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(b) All of the Marks are subsisting, valid as of the date of this Agreement, and in full force and effect (except with respect to applications and any patent specifically identified in Schedule 3.7(a) as being “expired”), and has not expired or been cancelled or abandoned. To the Company’s Knowledge, all necessary documents and certificates in connection with the Marks have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, issuing and maintaining the Marks.

(c) The Company Constituent Entities own, or have valid rights to use, all of the Intangible Property used in the Business of the Company Constituent Entities as currently conducted or as proposed by the Company Constituent Entities to be conducted on or prior to the date of this Agreement.

(d) All employees of the Company Constituent Entities who have made material contributions to the development of any proprietary product, service or system used by the Company in the performance of the Business (“Proprietary Product”) are either bound by a confidentiality and intellectual property assignment policy in substantially in the form attached to Schedule 3.7(d), or have signed a confidentiality agreement and intellectual property assignment in substantially in the form attached to Schedule 3.7(d). All consultants and independent contractors engaged by any Company Constituent Entity who have made contributions to the development of any Proprietary Product have either entered into a work-made-for-hire agreement or have otherwise assigned to one of the Company Constituent Entities all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for a Company Constituent Entities in substantially in the form attached to Schedule 3.7(d). Assignments of the patents, patent applications, copyrights and copyright applications listed in Schedule 3.7(a) have been duly executed. Other than the employees, consultants and contractors referred to in this Section 3.7(d), to the Company’s Knowledge, no Person has made any material contribution to the development of any components of any Proprietary Product owned by the Company Constituent Entities.

(e) Each Company Constituent Entity has used no less than commercially reasonable efforts to protect the proprietary nature of any Proprietary Product which is or contains material trade secrets used in the Business of the Company, and to maintain in confidence all material trade secrets and confidential information of any Company Constituent Entities. To the Knowledge of Seller, there has been no disclosure to any third party of material confidential information or material trade secrets of any Company Constituent Entity, except pursuant to nondisclosure agreements as provided for in Section 3.7(d), to Government Entities, to another Company Constituent Entity or to any of their respective legal counsel.

(f) Other than inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses, the licenses and agreements listed in Schedule 3.7(f) lists all material licenses and agreements to which a Company Constituent Entity is a party with respect to any third party Intangible Property. All such licenses and agreements are in full force and effect, and no Company Constituent Entity is in material breach of nor has any Company Constituent Entity failed to perform under, any of the foregoing licenses or agreements. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such licenses and agreements.

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(g) To the Knowledge of the Company, the Proprietary Products do not infringe upon or misappropriate any Intangible Property or other proprietary right owned by any third party (including any right to privacy or publicity) in any jurisdiction where any Company Constituent Entity currently conducts its Business (other than a de minimis amount of Business).

(h) To Seller’s Knowledge, except as set forth in Schedule 3.7(i), no third party is misappropriating, infringing, diluting or violating any Intangible Property owned by any Company Constituent Entity. No Intangible Property or other proprietary right misappropriation, infringement dilution or violation actions or proceedings have been brought against any third party by Seller or any Company Constituent Entity. All Intangible Property used by the Company Constituent Entities in the conduct of the Business of the Company Constituent Entities is fully transferable, alienable or licensable by a Company Constituent Entity without restriction and without payment of any kind to any third party.

(i) (i) Except as set forth in Schedule 3.7(i), neither Seller nor any Company Constituent Entity has received written notice of any pending or threatened action or proceeding (i) challenging the use, ownership, validity, enforceability or registerability of any of the Marks; or (ii) alleging that the activities or the conduct of Seller’s or any Company Constituent Entity’s Business dilutes, misappropriates, infringes or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon or constitute the unauthorized use of the Intangible Property of any third party.

3.8	Authorization; No Conflicts.

This Agreement has been, and any related agreements required to be entered into by Seller hereby will be, duly executed and delivered by Seller; and this Agreement is, and each of the other related agreements to which Seller is a party on the Closing will be, the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Any agreements related to this Agreement to which a Company Constituent Entity is a party on the Closing will be duly executed and delivered by such Company Constituent Entity, and each such agreement related to this Agreement to which a Company Constituent Entity is a party on the Closing will be, a legal, valid and binding obligation of such Company Constituent Entity, enforceable against such Company Constituent Entity in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement and any related agreements required to be entered into by Seller and the execution, delivery and performance of this Agreement or any related agreements required to be entered into hereby by any Company Constituent Entity will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (1) the charter documents or by-laws, or (2) any Material Contract of any of such entities, (b) result in the imposition of any Encumbrance against any material asset or properties of any Company Constituent Entity, or (c) violate in any

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material respect any Law. Except for matters identified in Schedule 3.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by Seller and the performance of this Agreement and any related or contemplated transactions by Seller or any Company Constituent Entity will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity, except for such filings, registrations, or Permit issuances which, if not made or obtained, would not be material to any Company Constituent Entity.

3.9	Legal Proceedings and Certain Labor Matters.

There is no Order or Action pending, or, to the Knowledge of Seller, threatened, against any Company Constituent Entity or any of their respective properties or assets except as reflected on the financial statements prepared as of the Interim Balance Sheet Date or otherwise disclosed in Schedule 3.9. Except as set forth in Schedule 3.9, no Company Constituent Entity has received any opinion or legal advice to the effect that such Company Constituent Entity is exposed from a legal standpoint to any material liability or disadvantage. There is no Order or Action outstanding or pending or, to the Knowledge of Seller, threatened against or affecting any of Sellers’ assets at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that challenges the validity of this Agreement or that would materially adversely affect the Company Constituent Entities taken as a whole, the Business as a whole, or restrict such Seller’s ability to perform this Agreement, or on any material aspect of the transactions contemplated hereby. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim (collectively, “Labor Matters”), pending or, to the Knowledge of Seller, threatened against any Company Constituent Entity or the Business. Schedule 3.9 lists each Order, Action and Labor Matter that enjoins or compels or seeks to enjoin or to compel any activity by any Company Constituent Entity. There is no matter (including, without limitation, Labor Matters) as to which any Company Constituent Entity has received any notice, claim or assertion, or, to the Knowledge of Seller, which otherwise has been threatened against any director, officer, employee, agent or representative of any Company Constituent Entity or any other Person, in connection with which any Company Constituent Entity may have liability therefor. There is no reasonable representation question or issue respecting employees of any of the Company Constituent Entities.

3.10	Minute Books.

The minute books of each Company Constituent Entity accurately reflect in all material respects all actions and proceedings taken to date by the respective stockholders, members, boards of directors and committees of such Company Constituent Entity, and such minute books contain in all material respects true and complete copies of the charter documents of such Company Constituent Entity and all related amendments. The stock or membership interest record books of each Company Constituent Entity, as applicable, reflect accurately the respective capital stock or membership interests of all classes.

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3.11	Accounting Records.

Each Company Constituent Entity has records that accurately and validly reflect their respective transactions, and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with management’s general or specific authorization and (ii) in all material respects recorded in conformity with GAAP so as to, without limitation, maintain accountability for assets.

3.12	Insurance.

To the Knowledge of Seller, each Company Constituent Entity is, and at all times during the past three (3) years have been, insured with reputable insurers against all risks normally insured against by, and in coverage amounts consistent with, companies in similar lines of business and such policies are sufficient for compliance with all Laws and Contracts to which the Company Constituent Entities are a party or by which they are bound. Schedule 3.12 lists all insurance policies and bonds related to the Business. No Company Constituent Entity is to its Knowledge in default under any such policy or bond. Each Company Constituent Entity has timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage. With respect to each such insurance policy identified in Schedule 3.12 of the Seller Disclosure Schedule as currently providing coverage, to the Knowledge of Seller: (a) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement in all material respects; (c) no Company Constituent Entity nor, to the Knowledge of Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (d) to the Knowledge of Seller, no party to the policy has repudiated any provision thereof; and (e) no such policies are “claims made” policies.

3.13	Permits.

Each Company Constituent Entity holds all applicable Permits that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted in all material respects, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed in Schedule 3.9, no suspension, cancellation, termination or allegation of violation of the terms of any Permits that are required by any Governmental Entity to permit each Company Constituent Entity to conduct their respective businesses as now conducted in all material respects is threatened or imminent.

3.14	Compliance with Law.

Each Company Constituent Entity is organized and conducts its respective businesses in all material respects in accordance with applicable Laws, and the forms, procedures and practices of such Company Constituent Entity and is in all material respects in compliance with all such

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Laws, to the extent applicable. Compliance with Laws includes, without limitation, compliance with Laws relating to money-laundering, the USA Patriot Act, the Bank Secrecy Act, Office of Foreign Assets Control requirements, the Gramm-Leach-Bliley Act, state money transmitter and banking laws, state escheat laws, wages, hours, collective bargaining, withholding Taxes, employee health and benefits, the Immigration Reform & Control Act of 1986 and ERISA.

3.15	Dividends and Other Distributions.

There has been no dividend or other distribution of assets or securities by any Company Constituent Entity whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Seller or any other Person subsequent to the Interim Balance Sheet Date, except as set forth on Schedule 3.15.

3.16	Employee Benefits.

(a) Schedule 3.16(a) lists all Company Benefit Plans. No Company Constituent Entity has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Company Benefit Plan, or to modify or amend any existing Company Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by any Company Constituent Entity, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Company Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Company Benefit Plan (or the Company Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the financial statements referred to in Section 3.3(a). Each Company Benefit Plan (or the participation of any Company Constituent Entity therein) may be amended or terminated without penalty and without material liability or expense to any Company Constituent Entity. None of the rights of any Company Constituent Entity under any Company Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Seller has delivered to Buyer with respect to each Company Benefit Plan (to the extent applicable thereto) true, correct and complete copies of (i) all documents embodying such Company Benefit Plan (including all amendments thereto) or, if such Company Benefit Plan is not in writing, a written description of such Company Benefit Plan, (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Company Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Company Benefit Plan; (iv) the most recent employee handbook distributed to Employees; (v) all Contracts and agreements (and any amendments thereto) relating to such Company Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan; (vii) the most recent annual actuarial valuation prepared for such Company Benefit Plan; (viii) the most recent financial statement prepared for such Company Benefit Plan; (ix) all written communications to Employees, or to

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any other individuals, to the extent that the provisions of such Company Benefit Plan as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (b); (x) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan; and (xi) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Company Benefit Plan for the three most recently completed plan years.

(c) With respect to each Company Benefit Plan, (i) such Company Benefit Plan was properly and legally established; (ii) such Company Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code; (iii) each Company Constituent Entity and ERISA Affiliate and each other Person (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Company Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iv) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Company Benefit Plan required to be filed with any Governmental Entity or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (v) no Company Constituent Entity, ERISA Affiliate or other fiduciary of such Company Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) no Company Constituent Entity has incurred, and neither the Company nor Seller has any Knowledge of the existence of any condition or set of circumstances in connection with which any Company Constituent Entity reasonably could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Company Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan entitled, under applicable IRS guidance, to rely on the favorable opinion letter issued by the IRS to the sponsor of such prototype plan. Nothing has occurred, or is reasonably expected by any Company Constituent Entity to occur, that could adversely affect the qualification or exemption of any such Company Benefit Plan or its related trust or group annuity contract. No such Company Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

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(e) There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened against the Company Benefit Plans or their assets, or against any Company Constituent Entity arising out of the Company Benefit Plans, nor, to the Knowledge of Seller, is there a reasonable basis for any such Action or claim. No Company Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Knowledge of Seller, no such Action is contemplated or under consideration by any Governmental Entity.

(f) All contributions and other payments required to be made by any Company Constituent Entity by Law or by the terms of any Company Benefit Plan with respect to any period ending on or before the Closing Date have been timely made, or, if not yet due, reserves adequate for such contributions or other payments have been reflected in the applicable Company Constituent Entity’s financial statements. All income Taxes and wage Taxes that are required by Law to be withheld from benefits derived under the Company Benefit Plans have been properly withheld and remitted to the proper depository.

(g) No Company Constituent Entity or Company Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) severance or post-employment or post-termination welfare benefits, within the meaning of Section 3(1) of ERISA, of any kind (including, without limitation, health, medical, death, long-term disability) to (or with respect to) any current or former officer, employee, agent, director or independent contractor of any Company Constituent Entity or to any other individual, other than continuation coverage mandated by Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA that is paid for exclusively by the individual receiving such coverage. No Company Constituent Entity has any liability with respect to any Company Benefit Plan that is funded wholly or partly through an insurance policy or Contract (including, without limitation, a stop-loss policy) in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability arising from any event occurring on or before the Closing Date.

(h) No Company Constituent Entity or ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(i) No Company Constituent Entity has made any payment or payments, is obligated to make any payment or payments or is a party to (or a participating employer in) any agreement or Company Benefit Plan that could obligate any Company Constituent Entity or Buyer to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code. Schedule 3.16(i) lists all Persons whom Seller reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

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(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from any Company Constituent Entity, any ERISA Affiliate, Buyer or any Company Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive Indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including, without limitation, with regard to Equity Securities) under any Company Benefit Plan, or (iv) require any Company Constituent Entity or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(k) No Company Constituent Entity has received services from (i) any individual whom the Company Constituent Entity treated as an independent contractor, but who should have been treated as a common-law employee, or (ii) any individual who constituted a leased employee of the Company Constituent Entity under Section 414(n) of the Code.

(l) Each Company Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Entity or subject to the Laws of jurisdiction outside of the United States (“Foreign Company Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities. No Foreign Company Plan has any unfunded liabilities, determined in accordance with United States generally accepted accounting principles, that have not been fully accrued on the financial statements referred to in Section 3.3(a) or that will not be fully offset by insurance. All of Foreign Company Plans are registered where required by, and are in good standing under, all applicable Laws. Schedule 3.16(l) discloses the funded status of each Company Benefit Plan that is a registered pension plan as of the date of the last actuarial valuation filed with any Governmental Entity in respect of such plan.

3.17	Certain Interests.

Except as set forth on Schedule 3.17, no Affiliate of Seller or any Company Constituent Entity nor any manager, officer or director of any thereof, has any interest in any property used in the Business; no such Person is indebted or otherwise obligated to any Company Constituent Entity; and no Company Constituent Entity is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

3.18	Intercompany Transactions.

Except as set forth on Schedule 3.18, (i) no Company Constituent Entity has during the past three years engaged in any transaction with any other Company Constituent Entity or any other Affiliate thereof; (ii) no Company Constituent Entity has any liabilities or obligations to any other Company Constituent Entity or Affiliate thereof and no Company Constituent Entity or Affiliate thereof has any obligations to any Company Constituent Entity; and (iii) the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from any Company Constituent Entity or the successor or assign of any such Company Constituent Entity or any Affiliate thereof (other than as contemplated hereby).

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3.19	Bank Accounts, Powers, etc.

Schedule 3.19 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the any Company Constituent Entity has a deposit or other account or safe deposit box, including all credit cards issued to any employee of any of the Company Constituent Entities and the names and identification of all Persons authorized to draw thereon or to have access thereto (including, as applicable, credit card numbers and names of employees to whom such cards are issued), and lists the names of each Person holding powers of attorney or agency authority from the any Company Constituent Entity. Except as set forth on Schedule 3.19, no bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution has indicated to a Company Constituent Entity that it will not be able to continue to maintain such account following the Closing Date.

3.20	No Brokers or Finders.

No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Company Constituent Entity or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions with the exception of William Blair & Company, as to which Seller shall have full responsibility and neither Buyer nor any Company Constituent Entity shall have any liability.

3.21	Receivables.

All receivables of the Company Constituent Entities reflected on the Company Interim Balance Sheet, represent sales actually made in the Ordinary Course of Business, and are current and, to the Knowledge of Seller, fully collectible net of any reserves shown on the Interim Balance Sheet. The Company Constituent Entities have continued to collect receivables in the Ordinary Course of Business, and have not accelerated the collections of such receivables.

3.22	Environmental Compliance.

Except as set forth in Schedule 3.22, (i) each of the Company Constituent Entities has complied and is in compliance with all applicable Environmental, Health, and Safety Requirements in all material respects; (ii) to Seller’s Knowledge, no Company Constituent Entity has generated, used, transported, treated, stored, released or disposed of any Hazardous Substance in violation of any Environmental, Health, and Safety Requirements; (iii) to Seller’s Knowledge there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance by any Company Constituent Entity, which has or may create any liability under any Environmental, Health, and Safety Requirements or which would require reporting to or notification of any Governmental Entity; and (iv) to Seller’s Knowledge, no underground storage tank, asbestos containing material, material containing polychlorinated biphenyls, landfills, surface impoundments or disposal areas are contained in or located at any present or former facility owned or occupied by any Company Constituent Entity.

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3.23	Payables.

All accounts payable reflected in the Company Interim Balance Sheet, and all accounts payable created thereafter, arose from or will arise from valid purchases and other transactions in the Ordinary Course of Business, and are being paid in the Ordinary Course of Business and in accordance with the applicable vendor terms.

3.24	Absence of Questionable Payments.

Neither any Company Constituent Entity, nor any Seller, director or officer or, to the Knowledge of Seller, employee, agent or other Person or entity acting on behalf of a Company Constituent Entity, has used the funds of any Company Constituent Entity for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither any Company Constituent Entity nor Seller, nor any current or former stockholder, equity holder, director, officer or, to Seller’s Knowledge, employee, agent or other Person or entity acting on behalf of the Company Constituent Entities, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company Constituent Entities have at all times complied, and are in compliance, in all material respects with all applicable provisions of the Foreign Corrupt Practices Act and other applicable Laws addressing similar issues, and all applicable foreign Laws relating to prevention of corrupt practices and similar matters.

3.25	Agents.

Schedule 3.25 attached hereto contains a complete and accurate list of (i) the top ten (10) paying agents of the Company by transaction volume during the first calendar quarter of the year 2007 and (ii) the top fifty (50) send agents of the Company (exclusive of CompreMex) by transaction volume during the first calendar quarter of the year 2007 (collectively, the “Significant Agents”). Except as disclosed on Schedule 3.25, none of the Significant Agents has cancelled or otherwise terminated, or to the Knowledge of Seller, intends to cancel or terminate its relationship with the Company. Except as set forth on the Schedule 3.25, no contract between the Company and a Significant Agent contains a “most favored agent” or similar provision relating to price discounts or other similar material terms with respect to any of the Company’s goods or services.

3.26	Separation Costs.

Seller represents and warrants to Buyer that the aggregate Separation Costs under this Agreement will not exceed $208,000 in the aggregate (the “Separation Target Cost”).

3.27	Sufficiency of Stock and Transferred Assets.

This Agreement, and the related agreements, instruments and documents to be delivered by Seller and the Company Constituent Entities to Buyer at the Closing shall be adequate and sufficient to transfer to Buyer Seller’s entire right, title and interest in the Stock and assets of the Company Constituent Entities (the “Transferred Assets”). The Stock and Transferred Assets, when taken together with the rights and services under the related agreements, instruments and

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documents to be delivered by Seller and the Company Constituent Entities to Buyer at the Closing, are sufficient in all material respects to permit Buyer to carry on the Business as presently conducted by the Company Constituent Entities, taken as a whole.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as specifically disclosed or qualified by information in the schedule attached hereto entitled “Buyer Disclosure Schedule” (“Buyer Disclosure Schedule”), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except to the extent that Buyer’s representations and warranties expressly speak as of a specified earlier date) as set forth in this Article 4 below. The section numbers in the Buyer Disclosure Schedule correspond to the section numbers in this Agreement. Any information disclosed in one section of the Buyer Disclosure Schedule shall be deemed to be disclosed in and incorporated into any other section to which the applicability of such disclosure is reasonably apparent to a reader unfamiliar with Buyer’s business from the text or context of such information without further investigation, inquiry or actual or imputed knowledge on the part of the reader. All capitalized terms in the Buyer Disclosure Schedule shall have the meanings given them in this Agreement, unless otherwise indicated in the Buyer Disclosure Schedule.

4.1	Organization and Related Matters.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

4.2	Authorization.

The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

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4.3	No Conflicts.

The execution, delivery and performance of this Agreement and any related agreements required to be entered into by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided (as to clauses (b) and (c) respectively) that the appropriate regulatory approvals are received and specified consents, if any, are secured as contemplated by Section 7.1 [General Conditions].

4.4	No Brokers or Finders.

No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

4.5	Legal Proceedings.

There is no Order or Action pending or to the Knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS WITH RESPECT TO CONDUCT OF COMPANY CONSTITUENT

ENTITIES PRIOR TO CLOSING; CERTAIN OTHER COVENANTS

5.1	Access.

In order to accommodate the Parties’ desire to accomplish an expeditious Closing, Seller shall cause the Company Constituent Entities to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel ) to have reasonable access, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to promptly make and deliver to Buyer copies of such books, records and other documents and to discuss their respective businesses with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, conducting its due diligence efforts related thereto, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of the Company Constituent Entities. All such access shall be during business hours, with reasonable advance notice, and subject to such reasonable precautions regarding confidentiality that Seller may require. Any access pursuant to this Section 5.1 shall be

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conducted by Buyer using its reasonable efforts not to interfere with the conduct of the business of the Company Constituent Entities. Notwithstanding the foregoing provisions of this Section 5.1, Buyer recognizes and agrees that Company will not permit Buyer to have access to its employees and/or customers until toward the end of the due diligence review process.

5.2	Reports; Financial Statements.

Seller will furnish to Buyer (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by any of the Company Constituent Entities for submission to its board of directors and other operating or financial reports (including any projections and budgets) prepared for management of any of their respective businesses and the working papers related thereto, (ii) as soon as available, copies of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity, (iii) monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations and cash flow and changes in stockholder’s or member’s equity for the applicable Company Constituent Entity, (iv) monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations and cash flow and changes in stockholder’s equity for each of the Company Constituent Entities and (v) such other reports as Buyer may reasonably request in writing from time to time relating to the Company Constituent Entities. Each of the financial statements, documents and other items provided pursuant to this Section 5.2 shall be provided “as is,” without representation, and nothing in this Section 5.2 shall require Seller to furnish any information, communications or documents related to Seller’s rights or obligations under this Agreement.

5.3	Conduct of Business.

Seller agrees with and for the benefit of Buyer that no Company Constituent Entity shall without the prior consent in writing of Buyer:

(a) conduct the Business in any manner except in the Ordinary Course of Business; or

(b) except as required by their terms, amend, terminate, or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any obligations under any Material Contract or take any action that would reasonably be expected to result in a termination, amendment, or default in a Material Contract, or otherwise jeopardize the continuance of its material supplier or customer relationships in the aggregate; or

(c) terminate, amend or fail to renew any existing insurance coverage with a policy value of $1 million or more; or

(d) terminate or fail to renew or preserve any Permits with respect to money order or money transmitter activities or other material Permits; or

(e) other than in the Ordinary Course of Business, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by any Company Constituent Entity of more than $50,000 in any specific case or $250,000 in the aggregate; or

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(f) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any of the Company Constituent Entities, or to or for the benefit of any director, officer, employee, stockholder, member or any of their respective Affiliates; or

(g) grant any increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or pay any bonus to any Person, except for normal salary increases made in the Ordinary Course of Business; or

(h) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not greater than $25,000 in the aggregate, or (ii) as contemplated by this Agreement, provided, however, that to the extent certain personal property owned by the Company Constituent Entities (excluding money, contracts, documents, software, intangibles, Intellectual Property, money order machines, recording safes, point of sale computers, money order stock or property used in the operation of the business of the Company Constituent Entities) is located at and used in the operations of CompreMex, then such personal property may be transferred to and retained by CompreMex; or

(i) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of any of the Company Constituent Entities; or

(j) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

(k) change or amend its charter documents or bylaws; or

(l) make any capital expenditures or commitments with respect thereto aggregating more than $100,000 or that are materially inconsistent with the Company capital expenses set forth on Schedule 3.3(c)(i); or

(m) make special or extraordinary payments to any Person; or

(n) make any investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(o) dispose of or permit to lapse any rights to the use of any material Intangible Property or dispose of or disclose any Intangible Property not a matter of public knowledge; or

(p) except as contemplated hereby, directly or indirectly terminate or reduce in any manner or commit to terminate or reduce in any manner any bank line of credit or the availability of any funds under any other agreement or understanding, other than through the use thereof in the Ordinary Course of Business; or

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(q) except as contemplated hereby, make or change any Tax election, adopt or change any method or period of accounting or any accounting policy, practice or procedure, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of a Company Constituent Entity, the Buyer or any of their respective Affiliates; or

(r) introduce any new method of management or operation in respect of the Business; or

(s) agree to or make any commitment to take any actions prohibited by this Section 5.3.

5.4	Notification of Certain Matters.

Upon receiving Knowledge of the relevant occurrence or failure, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would cause any its respective representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy, in any respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.5	Approvals and Permits.

(a) Buyer shall use its reasonable best efforts to obtain and Seller shall fully cooperate with Buyer in connection with obtaining any Governmental Entity Approvals and Permits that Buyer determines may be necessary to consummate the transactions contemplated by this Agreement (the “Approvals and Permits Obligation”). Buyer shall be responsible for all fees and other costs and expenses (including without limitation filing fees) arising out of or related to the Approvals and Permits Obligation.

(b) To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement and is set forth on Schedule 3.8, Seller shall use reasonable best efforts to obtain such Approval prior to the Closing Date.

5.6	Preservation of Business Prior to Closing Date.

During the period beginning on the date hereof and ending on the Closing Date, (a) Seller will use its reasonable best efforts to preserve the Business and to preserve the goodwill of

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customers, suppliers and others having business relations with the Company Constituent Entities and (b) Seller and Buyer will consult with each other concerning, and Seller will reasonably cooperate to keep available to Buyer, the services of the officers and employees of each of the Company Constituent Entities that Buyer may wish to have the Company Constituent Entities retain. Nothing in this Section 5.6 shall obligate Buyer or any Company Constituent Entity after the Closing to retain or offer employment to any officer or employee of any Company Constituent Entity.

5.7	Government Filings.

Seller will make and will cause each Company Constituent Entity to make any and all filings required under the Hart-Scott-Rodino Act. If applicable, Buyer will make any and all filings required of Buyer under the Hart-Scott-Rodino Act. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings or submissions under the provisions of the Hart-Scott-Rodino Act. Buyer and Seller shall each be responsible for one-half of the cost of all filing fees for the transactions contemplated hereby under the Hart-Scott-Rodino Act.

5.8	Termination of 401(k) Plans.

The Company Constituent Entities shall terminate each Company Benefit Plan that constitutes a “Code Section 401(k) plan” (each such Company Benefit Plan, a “Company 401(k) Plan”) effective prior to the Closing Date, unless Buyer, in its sole and absolute discretion, agrees to sponsor and maintain (or to cause a subsidiary of Buyer, including, without limitation, a Company Constituent Entity, to sponsor and maintain) such plan by providing the Company with written notice of such election not less than five (5) days prior to the Closing Date. Prior to the Closing Date, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that each Company 401(k) Plan with respect to which Buyer has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the relevant Company Constituent Entity’s Board of Directors (or other governing body), effective not later than the day immediately preceding the Closing Date, and (ii) an executed amendment to each such Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Buyer.

5.9	Actions Regarding Company 401(k) Plan.

Seller agrees to provide all information that Buyer may reasonably request (i) with respect to the determination of a potential partial termination of the Company 401(k) Plan event and (ii) in order to correct, if necessary, such potential partial termination of the Company 401(k) Plan. Seller acknowledges and agrees that Buyer may take any steps that it deems necessary, desirable or convenient to correct any compliance failure or failures identified by Buyer with respect to any events occurring prior to the Closing that Buyer determines to constitute a partial termination of the Company 401(k) Plan, including, without limitation, filing under the IRS Employee Plans Compliance Resolution System (“EPCRS”) after Closing. Seller agrees to and shall indemnify, defend and hold harmless Buyer Indemnitees from and against, and reimburse Buyer Indemnitees with respect to, any and all Losses incurred by them by reason of or arising

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out of or in connection with such corrections whether incurred before or after Closing, and any and all additional actions the IRS may require as a condition to the issuance of a compliance statement pertaining to the correction of such compliance failure or failures or that Buyer, in its sole discretion, may deem necessary, desirable or convenient with respect to such compliance failure or failures; provided, however, that Seller shall not be obligated to indemnify Buyer Indemnitees for any Losses directly attributable to any operational violations caused by Buyer’s actions taken to correct any compliance failure or failures with respect to the Company 401(k) Plan.

ARTICLE 6

ADDITIONAL CONTINUING COVENANTS

6.1	Nondisclosure of Proprietary Data.

After the Closing, Seller shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information constituting a trade secret) concerning the business or policies of the Company that Seller learned as a shareholder, member, employee, officer or director of any Company Constituent Entity. Such restriction shall not apply to any trade secret or proprietary data that becomes available to the public through no act or omission of Seller.

6.2	Employee Benefit Coverage.

(a) For a period of not less than one year following the Closing Date, Buyer shall maintain, or shall cause Company Constituent Entities to maintain, compensation and employee benefit plans and arrangements (the specific plans and arrangements to be determined by Buyer in its sole discretion) for employees of the Company Constituent Entities (“Affected Employees”) that are not substantially less favorable, in the aggregate, than those offered by the Company Constituent Entities immediately prior to the Closing excluding for this purpose any Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code. Buyer shall permit Affected Employees to participate in its Code Section 401(k) plan not later than the first day of the third calendar quarter beginning after the Closing Date; provided, however, that nothing in this sentence shall prevent Buyer from terminating an Affected Employee’s eligibility for any such plan at any time.

(b) Buyer shall, or shall cause the Company Constituent Entities to, honor all vacation, holiday, sickness and personal days accrued by Affected Employees which are reflected on the financial statements prepared as of the Interim Balance Sheet Date, or which are thereafter accrued by Affected Employees in the Ordinary Course of Business, and which have not been used on or before the Closing Date.

(c) Buyer shall, or shall cause the Company Constituent Entities to, give all Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plan maintained after the Closing Date by Buyer or any of its subsidiaries (including, without limitation, any Company Constituent Entity) extended to Affected Employees for such Affected Employees’ service with any Company Constituent Entity (but only to the extent such

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service had been previously taken into account for such purposes under the corresponding Company Benefit Plan); provided that such crediting of service shall not result in any duplication of benefits nor shall such crediting apply to any Benefit Plans implemented after the Closing Date or for purposes of eligibility to participate in any retirement plan intended to be qualified under Section 401(a) of the Code, including, without limitation, any Code Section 401(k) plan.

(d) To the extent required by Law and if permitted by the applicable insurance policies, Buyer shall, or shall cause the Company Constituent Entities, (i) with respect to any life, health or disability insurance plan, to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any Company Benefit Plan in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Closing Date under the corresponding Company Benefit Plan maintained for the Affected Employee immediately prior to the Closing Date, (ii) with respect to any health insurance plan, to provide each Affected Employee with credit for any co-payments and deductibles paid during the portion of 2007 that precedes the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for 2007 under any such plan that such Affected Employees are eligible to participate in after the Closing Date, and (iii) with respect to any life or disability plan, to waive any medical certification otherwise required in order to assure coverage under Buyer’s plans (but subject to any overall limit on the maximum amount of coverage under such plans).

(e) In addition to the limitations of Section 10.11, the covenants set forth in this Section 6.2 are for the sole benefit of the Parties and no rights, compensation or benefits are conferred by this Section 6.2 on any other Person. This Agreement does not amend, nor may it be deemed to amend, any Company Benefit Plan or any employee benefit plan sponsored, maintained or contributed to by Buyer or any of its Affiliates (or to which Buyer or any of its Affiliates is a party).

6.3	Directors and Officers Indemnification; Insurance.

(a) The provisions of the articles of incorporation, certificate of incorporation, by-laws, certificate of formation, articles of organization or operating agreements of the Company Constituent Entities, as applicable, with respect to indemnification of managers, directors, officers, employees and agents of the Company Constituent Entities, as applicable, shall not be amended, repealed or otherwise modified in any manner after the Closing for the period of the relevant statute of limitations that would adversely affect the rights thereunder of individuals who prior to the Closing were managers, directors, officers, employees or agents of any of the Company Constituent Entities, unless such modification is required by Law, and in such event, Buyer hereby agrees to provide any rights to the extent they are so modified by Law in a manner adverse to the beneficiaries. Any Contract for indemnification of mangers, directors, officers, employees or agents shall remain in effect, and the Buyer shall cause the Company Constituent Entities to continue to honor such Contracts in accordance with their respective terms.

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(b) In the event Buyer or any Company Constituent Entity or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or Company Constituent Entity, as the case may be, shall assume the obligations set forth in this Section 6.3.

6.4	Non-Competition and Non-Solicitation.

In consideration of Buyer’s agreement to enter into this Agreement, and as a condition thereto, each Seller covenants and agrees, as applicable, as follows

(a) During the respective periods set forth in items (i) through (vi) of this Section 6.4(a) (each a “Non-Competition Period”), each Seller shall not, except in connection with such Seller’s employment with Buyer (if applicable), directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business that competes with the money order or money transmitter activities of the Business as presently conducted anywhere; provided, however, that nothing herein shall prohibit such Seller from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded:

(i) in the case of Leon, the period from the Closing Date to and including the third anniversary of the Closing Date;

(ii) in the case of Knoll, the period from the Closing Date to (A) if the Employment Agreement between the Company and Knoll dated on or about the Closing Date (the “Knoll Agreement”) is terminated either by the Company or Knoll, the later of (1) the date that is six (6) months after the date of the termination of the Knoll Agreement, and (2) the date that is eighteen (18) months after the Closing Date, or (B) if the Knoll Agreement is not terminated either by the Company or Knoll, the date that is six (6) months after the expiration of the Knoll Agreement;

(iii) in the case of Lawrence, the period from the Closing Date to (A) if the Employment Agreement between the Company and Lawrence dated on or about the Closing Date (the “Lawrence Agreement”) is terminated either by the Company or Lawrence, the later of (1) the date that is six (6) months after the date of the termination of the Lawrence Agreement, and (2) the date that is eighteen (18) months after the Closing Date, or (B) if the Lawrence Agreement is not terminated either by the Company or Lawrence, the date that is six (6) months after the expiration of the Lawrence Agreement;

(iv) in the case of Mard, the period from the Closing Date to (A) if the Employment Agreement between the Company and Mard dated on or about the Closing Date (the “Mard Agreement”) is terminated by Mard, the later of (1) the date that is six (6) months after the date of Mard’s termination of the Mard Agreement, and (2) the date that is eighteen (18) months after the Closing Date, or (B) if the Mard Agreement is terminated by the Company, the date that is eighteen (18) months following the Closing Date; provided, however, that in the case

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of either Subpart (A) or (B) of this Subsection 6.4(a)(iv), the Company shall have the option to extend the maximum Non-Competition Period with respect to Mard under each such Subpart for up to a maximum of six (6) additional months by paying Mard an amount equal to Mard’s most recent base monthly salary under the Mard Agreement for each month by which the Non-Competition Period is being extended;

(v) in the case of Duran, the period from the Closing Date to and including the date that is six months after the Closing Date; provided, however, that Duran’s participation in CompreMex as an operator, manager, consultant, officer, director, employee, investor, agent or representative shall not constitute a violation of this Section 6.4(a); and

(vi) in the case of Barrett, the period from the Closing Date to and including the date that is six months after the date Barrett or the Company terminates Barrett’s employment with the Company; provided, however, that Barrett’s participation in CompreMex as an operator, manager, consultant, officer, director, employee, investor, agent or representative shall not constitute a violation of this Section 6.4(a).

(b) Except with respect to the individuals named on Schedule 2 of the Transition Services Agreement and Duran, for the applicable Non-Competition Period, each Seller agrees that he will not directly or indirectly through another entity (i) induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ of Buyer or its Affiliates, or in any way interfere with the relationship between Buyer and its Affiliates and any employee thereof, (ii) hire any person who was an employee of Buyer, its Affiliates or the Company within 180 days prior to the time such employee is being considered for employment by such Seller, or such entity, unless such employee was terminated by Buyer, its Affiliates or the Company after the Closing Date, or (iii) induce or attempt to induce any agent, customer, supplier, licensee, licensor, franchisee, lessor or other business relation of any Company Constituent Entity or any of its Affiliates other than CompreMex (or any prospective agent, customer, supplier, licensee, licensor, franchisee, lessor or other business relation with which any Company Constituent Entity has entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with any Company Constituent Entity or any of its Affiliates other than CompreMex, or in any way interfere with the relationship (or prospective relationship) between any such agent, customer, supplier, licensee, licensor, franchisee or other business relation and any Company Constituent Entity or any of its Affiliates other than CompreMex (including, without limitation, making any negative statements or communications about any Company Constituent Entity or any of its Affiliates other than CompreMex).

(c) The Parties acknowledge and agree that the covenants set forth in this Section 6.4 are reasonable with respect to period, geographical area and scope and necessary to protect the goodwill and business of Buyer and its Affiliates. Notwithstanding anything in this Section 6.4 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 6.4 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, each Seller agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Parties that the restrictions

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contained herein shall be effective to the fullest extent permissible. In addition, each Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.4 and that, in such event, the Buyer and its Affiliates and/or their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.4 (including the extension of the non-competition provisions in Section 6.4 (a) hereto applicable to such Seller by a period equal to the length of court proceedings necessary to stop such violation); provided, however, that a Seller is found to have been in violation of the provisions of this Section 6.4. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by a Seller of any of the provisions of this Section 6.4, the applicable Non-Competition Period will be tolled until such alleged breach or violation is resolved; provided, however, if such Seller is found to have not violated the provisions of this Section 6.4, then the applicable Non-Competition Period will not be deemed to have been tolled.

6.5	Surety Bonds; Undertakings; Indemnification.

(a) Certain of the Company Constituent Entities have obtained one or more surety bonds (the “Bonds”) from surety companies, as more particularly described in Schedule 6.5(a) to this Agreement. Each of the Bonds was issued and is outstanding for the benefit of a Government Entity having jurisdiction over the conduct of the Business.

(b) In connection with the issuance of the Bonds, Seller and the other persons listed on Schedule 6.5(b) to this Agreement (collectively, the “Seller Indemnitors”) have executed indemnity agreements (the “Indemnity Agreements”) in favor of such surety companies (“Sureties”).

(c) For each of the Bonds, Buyer intends to either provide a replacement surety bond for such Bond at Buyer’s own cost and expense as soon as practicable after the Closing Date, or to have the relevant Seller Indemnitor replaced as a party under the relevant Indemnity Agreement with no further liability on the part of such Seller Indemnitor with respect to such Indemnity Agreement or Bonds. Accordingly, Buyer will cooperate with Seller and the Seller Indemnitors to either (i) (A) cancel the Bonds as soon as practicable without further obligation of the Seller and the Seller Indemnitors, and (B) obtain from the Sureties a full and complete release of any and all obligations of Seller and the Seller Indemnitors under the Bonds and the Indemnity Agreements, in form reasonably acceptable to Seller and the Seller Indemnitors, or (ii) (A) have the relevant Seller Indemnitor replaced as a party under the relevant Indemnity Agreement with no further liability on the part of such Seller Indemnitor with respect to such Indemnity Agreement or Bonds, and (B) obtain from the Sureties a full and complete release of any and all obligations of Seller and the Seller Indemnitors under the Bonds and the Indemnity Agreements, in form reasonably acceptable to Seller and the Seller Indemnitors.

(d) In the event that subsequent to the Closing Date and prior to (i) cancellation of the Bonds and release of the Indemnity Agreements or (ii) replacement of the Seller Indemnitor as a party under the Indemnity Agreements and release of the Indemnity Agreements, a demand is made by any of the Sureties for indemnification under any of the

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Indemnity Agreements, Buyer agrees to indemnify and hold harmless Seller and the Seller Indemnitors from, against and in respect of any and all Losses arising from the Indemnity Agreements, provided, however, that the provisions of this Section 6.5(d) shall not in any way impair Buyer’s ability to seek indemnification for Losses under Section 9.1 of this Agreement.

(e) In addition, Buyer shall use its commercially reasonable efforts to obtain from third parties to whom Seller and Seller Indemnitors have issued undertakings, guaranties and other assurances (collectively, the “Seller Undertakings”) in connection with the Business or the financing of the Business, a full and complete release of any and all obligations of Seller and the Seller Indemnitors under the Seller Undertakings, in form reasonably acceptable to Seller and the Seller Indemnitors.

6.6	Guaranties; CompreMex Undertakings; Indemnification.

(a) Certain of the Company Constituent Entities have provided one or more guaranties (the “Guaranties”) with respect to the operations and obligations of CompreMex and certain other Persons, as more particularly described in Schedule 6.6(a) to this Agreement.

(b) In connection with providing such Guaranties, the Company Constituent Entities have entered into certain leases and guaranty agreements (the “Guaranty Agreements”).

(c) For each of the Guaranty Agreements, Leon and CompreMex intend to provide a replacement guarantor at Leon’s own cost and expense as soon as practicable after the Closing Date, or to otherwise have the relevant Company Constituent Entity replaced as a party under the relevant Guaranty Agreement, with no further liability on the part of such Company Constituent Entity with respect to such Guaranty Agreement. Accordingly, Leon will cooperate with Buyer and the Company Constituent Entities to (i) have the relevant Company Constituent Entity replaced as a party under the relevant Guaranty Agreement with no further liability on the part of such Company Constituent Entity with respect to such Guaranty Agreement, and (ii) obtain from the parties to such Guaranty Agreements other than the Company Constituent Entities a full and complete release of any and all obligations of the Company Constituent Entities, in form reasonably acceptable to Buyer and the Company Constituent Entities.

(d) In the event that subsequent to the Closing Date and prior to replacement of the Company Constituent Entities as parties under the Guaranty Agreements and delivery of releases of Company Constituent Entity obligations with respect to the Guaranty Agreements, a demand is made by any of the other parties to the Guaranty Agreements for payment under any of the Guaranty Agreements, Leon agrees to indemnify and hold harmless Buyer and the Company Constituent Entities from, against and in respect of any and all Losses arising from the Guaranty Agreements, provided, however, that the provisions of this Section 6.6(d) shall not in any way impair Seller’s ability to seek indemnification for Losses under Section 9.2 of this Agreement.

(e) In addition, Leon shall use his commercially reasonable efforts to obtain from third parties to whom the Company Constituent Entities have issued undertakings, guaranties and other assurances in connection with the operations of CompreMex or the financing of CompreMex (collectively, the “CompreMex Undertakings”), a full and complete

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release of any and all obligations of Buyer and the Company Constituent Entities under the CompreMex Undertakings, in form reasonably acceptable to Buyer and the Company Constituent Entities.

6.7	CompreMex Leases; Indemnification.

(a) Certain of the Company Constituent Entities have entered into one or more leases for real property that is related to the operations of and/or used as a retail location by CompreMex and certain other Persons, as more particularly described in Schedule 6.7(a) to this Agreement (the “CompreMex Leases”).

(b) For each of the CompreMex Leases on Schedule 6.7(a) to which any Company Constituent Entity is a party, Leon and CompreMex intend to provide a replacement tenant with respect to such CompreMex Leases at Leon’s own cost and expense as soon as practicable after the Closing Date, or to otherwise have the relevant Company Constituent Entity replaced as a party under the relevant CompreMex Lease, with no further liability on the part of such Company Constituent Entity with respect to such CompreMex Lease. Accordingly, Leon will cooperate with Buyer and the Company Constituent Entities to (i) have the relevant Company Constituent Entity replaced as a party under the relevant CompreMex Lease with no further liability on the part of such Company Constituent Entity with respect to such CompreMex Lease, and (ii) obtain from the parties to such CompreMex Leases other than the Company Constituent Entities a full and complete release of any and all obligations of the Company Constituent Entities, in form reasonably acceptable to Buyer and the Company Constituent Entities.

(c) In the event that with respect to the period prior to replacement of the Company Constituent Entities as parties under the CompreMex Leases and delivery of releases of Company Constituent Entity obligations with respect to the CompreMex Leases, a demand is made by any of the other parties to the CompreMex Leases for payment under any of the CompreMex Leases, or for liability relating to the operation of the business of CompreMex on the real property leased under the CompreMex Leases, Leon agrees to indemnify and hold harmless Buyer and the Company Constituent Entities from, against and in respect of any and all Losses arising from the CompreMex Leases and operations; provided, however, that the provisions of this Section 6.7(c) shall not in any way impair Seller’s ability to seek indemnification for Losses under Section 9.2 of this Agreement.

6.8	Leon Guaranty.

Leon personally, absolutely and unconditionally guarantees to Buyer and each Company Constituent Entity the prompt payment in full by CompreMex of all amounts owed or otherwise payable by CompreMex as of Closing with respect to the Company Constituent Entities.

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ARTICLE 7

CONDITIONS OF PURCHASE

7.1	General Conditions.

The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all Parties:

(a) No Orders; Legal Proceedings. As of the Closing Date, except for state Laws requiring prior consent in the event of a change in control or a material change to an application with respect to any Permit governing money order or money transmitter activities, no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the Knowledge of Seller, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts the transactions contemplated by this Agreement so as to not permit the Business as presently conducted to continue unimpaired following the Closing Date. As of the Closing Date, no Governmental Entity shall have notified any Party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction, unless such Governmental Entity shall have withdrawn such notice prior to the time which otherwise would have been the Closing Date.

(b) HSR Approvals. Any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

(c) Consent of Buyer’s Lender. Buyer shall have either (i) received the consent of its lender under its applicable credit facilities to consummate the transactions contemplated hereby or (ii) have reasonably determined that such consent is not required.

7.2	Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) Representations and Warranties and Covenants of Seller. (i) The representations and warranties of Seller herein contained shall be true and correct in all respects at the Closing Date with the same effect as though made at such time (except that any representation or warranty made as of a particular date need only remain true as of such date) except where the failure of such representations and warranties to be so true and correct as of the Closing Date would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or the Business (determined without giving effect to any materiality standard or Material Adverse Effect qualifications in any such representations and warranties); (ii) Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with or by it at or prior to the Closing Date (provided that any obligation, covenant or condition of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby); and (iii) Seller shall have delivered to Buyer certificates of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying Seller’s compliance with Sections 7.2(a)(i) and 7.2(a)(ii).

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(b) Escrow Agreement. Seller shall have delivered to Buyer the Escrow Agreement, duly executed by Seller and by the Escrow Agent, substantially in the form attached as Exhibit 7.2(b) hereto.

(c) Legal Opinions. Buyer shall have received from Manatt, Phelps & Phillips, LLP, counsel to the Company, and from such other law firm representing the Sellers with respect to Delaware law, opinions dated the Closing Date, in substantially the form attached as Exhibit 7.2(c) hereto.

(d) Consents; Governmental Approvals; Related Matters. (i) Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that such consents and prior written approvals of third parties as are reasonably necessary under any Material Contract in connection with the transactions contemplated hereby have been obtained. (ii) Buyer shall have also received evidence, in form and substance reasonably satisfactory to it, that such licenses, Permits, consents, Approvals, authorizations, qualifications and Orders of Governmental Entities as are reasonably necessary in connection with the transactions contemplated hereby have been obtained by Buyer in the jurisdictions in the United States which represent an aggregate of at least 80% of the transaction volume of the Company based upon the percentages set forth on Schedule 7.2(d).

(e) Licenses, Permits, Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, Permits, consents, Approvals, authorizations, qualifications and Orders of Governmental Entities as are reasonably necessary in connection with the transactions contemplated hereby have been obtained by Buyer in the jurisdictions in the United States set forth on Schedule 7.2(e); provided, however, that this condition shall be deemed waived to the extent that (i) the condition set forth in this Section 7.2(e) has not otherwise been satisfied by the date nine (9) months from the date of this Agreement, (ii) the Seller has complied with the Seller’s covenant in Section 5.5(a), and (iii) the condition set forth in Section 7.2(d)(ii) has been satisfied as of the date nine (9) months from the date of this Agreement.

(f) Agency Services Agreement. Buyer and CompreMex, shall have entered into an agency services agreement, in substantially the form attached as Exhibit 7.2(f) hereto, including the related personal guaranty of Leon.

(g) Software License Agreement. GFC and CompreMex shall have entered into a Software License Agreement in substantially the form attached as Exhibit 7.2(g) hereto (the “Software License Agreement”).

(h) Transition Services Agreement. Buyer and CompreMex shall have entered into a transition services agreement, in substantially the form attached as Exhibit 7.2(h) hereto (the “Transition Services Agreement”).

(i) Lease Extension. The real estate lease dated February 1, 2005 between Mexico Express and Eagle Properties, LLC for the premises occupied by GFC in La Mirada,

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California (the “Primary Lease”) shall have been extended in the name of GFC as tenant through January 21, 2010 on terms and conditions substantially the same as those contained in the Primary Lease; provided, however, that GFC shall have the right under the lease as extended to terminate such lease without penalty upon six (6) months prior written notice to Eagle Properties, LLC.

(j) Employment Agreements. Each Person identified in the employment agreements with Buyer or Buyer’s Affiliate attached as Exhibits 7.2(j)(i), 7.2(j)(ii) and 7.2(j)(iii) shall have entered into his respective employment in substantially the form attached hereto.

(k) Audited 2006 Financials. Seller shall have provided Buyer with audited financial statements for JRJ Express and Mexico Express, Inc. at December 31, 2006, including balance sheets, statements of income, statements of stockholder’s equity and statements of cash flow for the periods then ended, and all reports by the Auditors with respect to such statements.

(l) Director and Officer Resignations. To the extent requested by Buyer, Buyer shall have received from (i) the directors and officers of each Company Constituent Entity resignations in a form reasonably satisfactory to Buyer; and (ii) from the Sellers and directors and officers of each Company Constituent Entity terminations of signing authority with respect to such Company Constituent Entities.

(m) FIRPTA Affidavit. Each Seller shall have delivered to Buyer a non-foreign affidavit, substantially in the form of Exhibit 7.2(m) hereto.

(n) Section 338(h)(10) Elections. Seller shall have delivered to Buyer an executed Form 8023 (and any corresponding or similar forms under state or local law) in accordance with Section 2.2(e).

(o) General. Seller and the Company Constituent Entities shall have furnished such officers’ certificates, good standing certificates, incumbency certificates, payoff letters, and other customary closing documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

7.3	Conditions to Obligations of Seller.

The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

(a) Representations and Warranties and Covenants of Buyer. (i) The representations and warranties of Buyer herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time (except that any representation or warranty made as of a particular date need only remain true as of such date) except where the failure of such representations and warranties to be so true and correct as of the Closing Date would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller (determined without giving effect to any materiality standard or Material Adverse Effect qualifications in any such representations and warranties); (ii) Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date (provided

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that any obligation, covenant or condition of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby); and (iii) Buyer shall have delivered to Seller certificates of Buyer in form and substance reasonably satisfactory to Seller, dated the Closing Date and signed by its chief executive officer and chief financial officer, certifying Buyer’s compliance with Sections 7.3(a)(i) and 7.3(a)(ii).

(b) Payment. Buyer shall have delivered to Seller and the Escrow Agent the consideration contemplated pursuant to Section 2.2 of this Agreement.

(c) Software License Agreement. GFC and CompreMex shall have entered into the Software License Agreement.

(d) Transition Services Agreement. Buyer and CompreMex shall have entered into the Transition Services Agreement.

(e) Legal Opinion. Seller shall have received from Perkins Coie LLP, counsel to the Company, an opinion dated the Closing Date, in substantially the form attached as Exhibit 7.3(e) hereto.

(f) Escrow Agreement. Buyer shall have delivered to Seller the Escrow Agreement, duly executed by Buyer and by the Escrow Agent, substantially in the form attached as Exhibit 7.2(b) hereto.

(g) General. Buyer shall have furnished such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents as Seller may reasonably request in connection with the transactions contemplated hereby.

ARTICLE 8

TERMINATION OF OBLIGATIONS; SURVIVAL

8.1	Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

(b) Conditions to Buyer’s Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which (i) would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 or 7.2, unless Buyer is primarily responsible for such event or condition as a result of a breach hereof by Buyer, and (ii) cannot be or has not been cured within ten (10) Business Days following receipt by Seller of written notice of such breach.

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(c) Conditions to Seller’s Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which (i) would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 or 7.3 unless Seller is primarily responsible for such event or condition as a result of a breach hereof by Seller, and (ii) cannot be or has not been cured within ten (10) Business Days following receipt by the Buyer of written notice of such breach.

(d) Outside Date. Except as otherwise provided in this Section 8.1(d), by Seller, on the one hand, or Buyer, on the other hand, if the Closing has not occurred within nine (9) months of the date first written above; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available (i) to either Buyer or Seller if such Party is primarily responsible for the failure of the Closing to occur by such date as a result of a breach hereof by such Party, (ii) to Buyer if Section 7.2(e) is the only condition precedent in Section 7.2 that has not otherwise been satisfied or waived, or (iii) to Seller if Section 7.2(e) is the only condition precedent in Section 7.2 that has not otherwise been satisfied and Buyer provides written notice to Seller of Buyer’s intention to pay an amount equal to the Extension Payment to Seller at Closing. The “Extension Payment” shall be an amount equal to $14,384 multiplied by the number of days after the date nine (9) months from the Agreement Date that the Closing shall not have occurred. For example, if the Closing occurs 10 days after the date nine months from the Agreement Date, the Extension Payment will be equal to $143,840. Notwithstanding anything to the contrary in this Section 8.1(d), the right to terminate this Agreement under this Section 8.1(d) shall be available to Seller if the Closing has not occurred within twelve (12) months of the date first written above; provided, however, that the right to terminate this Agreement pursuant to this sentence shall not be available to Seller if Seller is primarily responsible for the failure of the Closing to occur by such date as a result of a breach hereof by Seller.

8.2	Effect of Termination.

In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in Section 10.9 [Confidentiality] and Section 10.15 [Attorneys’ Fees] shall survive any such termination. A termination under Section 8.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. The non-solicitation and other obligations contained in the Confidentiality Agreement shall continue in full force and effect, as provided in the Confidentiality Agreement.

8.3	Survival of Representations and Warranties; Survival of Covenants.

The representations and warranties contained in or made pursuant to Article 3 and Article 4 of this Agreement shall survive the Closing for the following timeframes:

(a) All of the representations and warranties contained in Sections 3.1 [Organization and Related Matters], 3.2 [Stock], 3.4 [Tax and Other Returns and Reports], 3.8

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(first sentence only) [Authorization; No Conflicts], 3.16 [Employee Benefits], 3.20 [No Brokers or Finders], 3.22 [Environmental Compliance], 4.1 [Organization and Related Matters], 4.2 [Authorization] and 4.4 [No Brokers or Finders] shall survive the Closing and continue until the expiration of the applicable statute of limitations, as the same may be extended or shortened.

(b) All of the representations and warranties contained in Sections 3.13 [Permits] and 3.14 [Compliance with Law] shall survive the Closing and continue for three (3) years following the Closing Date.

(c) All representations and warranties other than those listed in Sections 8.3(a) and 8.3(b) shall survive the Closing and continue until the earlier of: (i) thirty (30) days after completion in calendar year 2009 of the Coinstar, Inc. 2008 calendar year audit and (ii) eighteen (18) months following the Closing Date.

All covenants and agreements herein contemplating performance after the Closing shall survive until performed as required, subject to any limitations contained therein. The foregoing limitations as to time in this Section 8.3 shall not apply to any claims based on fraud pursuant to Section 9.15.

ARTICLE 9

INDEMNIFICATION

9.1	Obligation of Seller.

Leon individually, on behalf of himself and each other Person included within the definition of Seller, hereby agrees to indemnify Buyer and its Affiliates, and hold harmless each of Buyer and such Affiliates, from, against and in respect of any and all Losses arising from any of the following:

(a) any inaccuracy in or breach of any of the representations and warranties made by Seller in or pursuant to Article 3 of this Agreement; and

(b) the nonperformance of any obligations or agreements of Seller under this Agreement.

Buyer hereby acknowledges and agrees that only Leon, and no other Seller, shall have any liability for indemnification for Losses arising from any of the foregoing. For purposes of illustrating the intent of the parties with respect to the indemnification provisions hereunder, examples of certain potential indemnification obligations are attached hereto as Schedule 9.1.

9.2	Obligation of Buyer.

Buyer hereby agrees to indemnify Seller and its Affiliates, and hold harmless each of Seller and such Affiliates, from, against and in respect of any and all Losses arising from any of the following:

(a) any inaccuracy in or breach of any of the representations and warranties made by Buyer in or pursuant to Article 4 of this Agreement; and

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(b) the nonperformance of any obligations, or agreements of Buyer under this Agreement.

9.3	Time Limitation on Indemnification.

Notwithstanding the foregoing, no claim may be made or suit instituted under Section 9.1(a) or 9.2(a) following the expiration of the applicable survival period set forth in Section 8.3 (the “General Survival Period”) except for Reserved Claims. The term “Reserved Claims” shall mean: (a) all claims as to which any Indemnified Party has in good faith given any Indemnifying Party written notice on or prior to the end of the applicable General Survival Period; and (b) all claims to the extent based on fraud (defined to require at a minimum intent to deceive). No claim may be made or suit instituted under any provision of this Article 9 unless the Indemnified Party provides written notice to the Indemnifying Party on or prior to the expiration of the applicable period provided in Section 8.3 (which written notice shall describe the facts then known by the Indemnified Party relating to such claim, including, without limitation, the reason why the Indemnified Party believes the claim is subject to indemnification by the Indemnifying Party, and which for third-party claims, shall attach, if available, a copy of the written instrument or instruments in which the third party claim is asserted).

9.4	Monetary Limitations on Indemnification.

Leon individually, on behalf of himself and each other Person included within the definition of Seller, shall not have any liability for indemnification to Buyer under Section 9.1(a) unless the aggregate of all Losses related thereto for which Leon individually, on behalf of himself and each other Person included within the definition of Seller, would, but for this provision, be liable exceeds, on an aggregate basis, Three Hundred Thousand Dollars ($300,000), as finally determined (the “Basket Amount”); provided, however, that once aggregate Losses exceed the Basket Amount, Leon shall indemnify Buyer and its Affiliates for all of such Losses without regard to the Basket Amount; provided, further, that in no event shall Leon individually, on behalf of himself and each other Seller, have an aggregate liability in excess of Six Million Dollars ($6,000,000.00), as finally determined as a result of any and all breaches of this Agreement, except to the extent based on (A) Losses arising from any inaccuracy in or breach of the representations and warranties made by Seller in or pursuant to Section 3.13 [Permits] or Section 3.14 [Compliance with Law], for which Leon individually, on behalf of himself and each other Seller, shall have a maximum liability equal to (i) for claims made or reserved as Reserved Claims in the eighteen (18) months following the Closing Date, an aggregate amount equal to Sixteen Million Dollars ($16,000,000.00) inclusive of all amounts paid to Buyer and its Affiliates pursuant to indemnification under Section 9.1(a) hereof and (ii) for claims made or reserved as Reserved Claims during the period from eighteen (18) months following the Closing Date through three (3) years following the Closing Date, an aggregate amount equal to Eight Million Dollars ($8,000,000.00) inclusive of all amounts paid to Buyer and its Affiliates pursuant to indemnification under Section 9.1(a) hereof and (B) (i) fraud (defined to include, at a minimum, intent to deceive) or (ii) claims related to a breach of Section 3.2 [Stock] or Section 3.8 (first sentence only) [Authorization; No Conflicts], for which

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there shall be no limit to Leon’s aggregate liability. It is agreed by the Parties, however, that the Basket Amount shall in no event apply to claims related to a breach of Section 3.1 [Organization and Related Matters], Section 3.2 [Stock], Section 3.4 [Tax and Other Returns and Reports], Section 3.8 (first sentence only) [Authorization; No Conflicts], Section 3.16 [Employee Benefits] or Section 3.20 [No Brokers or Finders]. Buyer hereby acknowledges and agrees that only Leon, and no other Seller, shall have any liability for indemnification for Losses arising from any of the foregoing. Any indemnification obligations of Leon shall first be satisfied by the funds in the escrow fund pursuant to the terms of the Escrow Agreement.

9.5	Third Party Claims.

(a) Promptly after the receipt by any Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (other than any Action relating to Taxes governed by Section 9.9), such Indemnified Party shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Article 9, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right after the receipt of notice to defend against, negotiate, settle or otherwise deal with such Action, at such Indemnifying Party’s expense and with counsel of its choice, provided that:

(i) the Indemnifying Party so notifies the Indemnified Party that it will defend such Action within fifteen (15) days after receipt of such notice and commences the defense of such Action;

(ii) the Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (A) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (C) the Indemnified Party shall have reasonably concluded, based on written advice of counsel of such Indemnified Party, that there may be defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, but only with respect to attorneys’ fees attributable to such defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

(b) The Indemnifying Party shall not enter into or make any settlement, compromise, admission or acknowledgment of the validity of any such Action or any liability in respect thereof unless Indemnified Party is fully released without any admission of liability, and the Indemnified Party is not otherwise obligated to undertake any action, or restricted in taking any action by the terms of such settlement.

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(c) If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of Section 9.5(a), the Indemnified Party shall have the right to defend such Action with counsel of its choice and the Indemnifying Party will reimburse the Indemnified Party for the costs thereof, including reasonable attorneys’ fees and expenses incurred. In addition, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Action (i) to the extent the Action seeks an Order, injunction or other equitable relief against the Indemnified Party, or (ii) if such Action involves, or could reasonably be expected to have an effect on, matters in an amount that is more than 200% of the remaining Escrow Amount (less any claims made or pending pursuant to this Agreement and the Escrow Agreement); provided, however, that the Indemnifying Party will not be liable for any judgment, settlement, compromise, admission or acknowledgment with respect to such Action effected without the Indemnifying Party’s prior written consent.

(d) The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity claim.

9.6	Direct Claims.

Any claim by an Indemnified Party for indemnification other than indemnification against a third party pursuant to Section 9.5 above (a “Direct Claim”), and claims for enforcement of violations of Section 10.9 (for which the enforcement provisions of the Confidentiality Agreement shall apply), will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days (the “Response Period”) within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond with written notice to the Indemnified Party of the amount of the Direct Claim that is contested within the Response Period, the Indemnified Party shall be conclusively deemed to be entitled to indemnity for such Direct Claim. If, within the Response Period, the Indemnifying Party contests all or some portion of a Direct Claim in writing to the Indemnified Party, then the Indemnified Party and Indemnifying Party, acting in good faith, shall attempt to reach agreement with respect to such Direct Claim. In the event such agreement cannot be reached, such Direct Claim shall be resolved by a court of competent jurisdiction unless earlier settled by the Parties.

9.7	Stockholder Agent; Power of Attorney.

(a) Each Person included in the definition of Seller has appointed Leon as agent and attorney-in-fact for and on behalf of Seller (the “Stockholder Agent”), to give and receive notices and communications, to make indemnification claims on behalf of the Company and/or Seller against Buyer, to receive indemnification claims against Seller, to object to such claims, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend arbitration and to comply with orders of courts and determinations and awards of arbitrators with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by Seller from time to time upon unanimous consent of each Person included in the definition of Seller and upon not less than thirty (30) calendar days’ prior written notice to

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Buyer. Any vacancy in the position of Stockholder Agent may be filled by Lawrence. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from Seller.

(b) The Stockholder Agent shall not have any liability for any action taken or suffered by him or omitted hereunder as Stockholder Agent while acting in good faith, unless such action is taken against the advice of counsel. The Stockholder Agent may, in all questions arising hereunder, rely on the advice of counsel and the Stockholder Agent shall not be liable to Seller for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice. The Stockholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Agent.

(c) The Stockholder Agent shall have reasonable access to information about Seller after the Closing and the reasonable assistance of Seller after the Closing for purposes of performing his duties and exercising his rights hereunder. The Stockholder Agent shall hold in strict confidence, and shall not disclose any nonpublic information from or about Seller after the Closing to anyone (except to individuals who reasonably need to know such information for the purpose of enabling the Stockholder Agent to respond to a claim or to pursue an objection and who have agreed to the same confidentiality obligations and disclosure restrictions applicable to the Stockholder Agent).

9.8	Nature of Indemnification Payments.

Any and all indemnification payments pursuant to this Article 9 shall be deemed for all purposes to be adjustments to the Purchase Price.

9.9	Certain Tax Matters.

(a) Each Company Constituent Entity shall prepare or cause to be prepared in a manner consistent with past practice of the Company Constituent Entity, and timely file, all Tax Returns required to be filed by the Company Constituent Entity, the due date of which (taking into account extensions) occurs on or before the Closing Date, and the Company Constituent Entity shall pay all Taxes due with respect to any such Tax Returns. Prior to the due date for filing such Tax Returns, the Company Constituent Entity shall make available to Buyer a draft of such Tax Returns as the Company Constituent Entity proposes to file. The Stockholder Agent shall prepare or cause to be prepared in a manner consistent with past practice of the Company Constituent Entity all federal, state, local and foreign income and franchise Tax Returns for the Pre-Closing Tax Period required to be filed by a Company Constituent Entity, the due date of which (taking into account extensions) occurs after the Closing Date, and will make available to Buyer drafts of such returns for its review and approval prior to filing, which approval shall not be unreasonably withheld or delayed.

(b) Seller Indemnity. Leon individually, on behalf of himself and each other Seller, agrees to defend and hold harmless Buyer against (i) any and all Taxes of each Company Constituent Entity that are attributable to a Pre-Closing Tax Period, relate to an event or

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transaction occurring on or before the Closing Date, or arise out of or result from the transactions contemplated by this Agreement (collectively, all of such Taxes are referred to herein as the “Aggregate Pre-Closing Taxes”), and (ii) any deficiencies in any Tax payable by or on behalf of any of the Company Constituent Entities arising from any audit by any taxing agency or authority with respect to any of the Aggregate Pre-Closing Taxes or any Pre-Closing Tax Period; provided, however, that, notwithstanding the foregoing, Leon individually, on behalf of himself and each other Seller, shall not be liable for (i) any Taxes attributable to Pre-Closing Tax Periods that have been paid by the Company Constituent Entities prior to the Closing Date, and (ii) any Taxes attributable to the making of the Section 338(h)(10) Elections and any Section 338(g) Elections. The term “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date. Buyer hereby acknowledges and agrees that only Leon, and no other Seller, shall have any liability for indemnification for Losses arising from any of the foregoing.

(c) Buyer Indemnity. Buyer shall be liable for and shall pay (and shall indemnify and hold Seller and its Affiliates, officers, directors, employees, successors and assigns harmless from and against) all Taxes of or attributable to the Company Constituent Entities that are attributable to any Post-Closing Tax Period. The term “Post-Closing Tax Period” shall mean all taxable periods that begin after the Closing Date and the portion of the Straddle Period beginning after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

(d) Straddle Period. For purposes of Section 9.9(a) and Section 9.9(b), in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date (“Straddle Period”), the portion of such Tax attributable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the Pre-Closing Tax Period ended on the Closing Date.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Seller and Buyer.

(f) Cooperation in Tax Matters. Each party to this Agreement (a “Party,” or collectively the “Parties”) shall provide the other Parties with such assistance as may be reasonably requested by such Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and shall provide the other Parties with any available records or information which may be relevant to such Tax Return, audit, examination, proceedings or determination (but only to the extent he, she or it had possession of such records or other information immediately after the Closing). Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return

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and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses incurred in providing such assistance. Without limiting the provision of this Section 9.9(f), Buyer agrees that it shall retain, until the seventh (7th) anniversary of the Closing Date, copies of all Tax Returns, work schedules and other records or information which Buyer or any of the Company Constituent Entities possess and which may be relevant to such Tax Returns of the Company Constituent Entities for all Pre-Closing Tax Periods.

(g) Tax Audits. Buyer shall promptly notify the Stockholder Agent in writing with respect to any matter which may give rise to a claim for indemnification against Seller pursuant to Section 9.9(a) (each, a “Tax Matter”); provided, however, that failure of Buyer to give Seller notice as provided herein shall not relieve Seller of their obligations under Section 9.9(a) except where, and then only to the extent that, such failure actually prejudices the rights of Seller. The Stockholder Agent shall have the right, as to any Tax Matter, if the Stockholder Agent notifies Buyer that it will defend such Tax Matter within fifteen (15) days after receipt of such notice and commences the defense of such Tax Matter and Seller agrees that Seller is obligated to indemnify Buyer with respect to the full amount in dispute in such Tax Matter, (i) to control, in whole or in part, any Tax audit or contest, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitations period applicable to any Tax Matter, (iv) to initiate any claim for refund of Taxes related to a Pre-Closing Tax Period, and (v) to amend any Tax Return related to a Pre-Closing Tax Period only upon a final settlement of a Tax Matter, in each case solely to the extent relating to Taxes attributable to a Pre-Closing Tax Period or Taxes otherwise attributable to a Tax Matter; provided, however, Stockholder Agent shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it can reasonably be expected to adversely affect the Tax liability of Buyer or any Affiliate thereof for any taxable period ending after the Closing Date without the prior written consent of the Buyer (which consent shall not to be unreasonably withheld or delayed), and provided further; Buyer may participate in any such proceeding with counsel of its choice and at its sole cost and expense.

(h) Overpayment. Except to the extent set forth on the Final Closing Statements and taken into account in the computation of the Final NWC Determination pursuant to Section 2.3(a), any overpayment of Taxes by any Company Constituent Entity and/or Seller on behalf of a Company Constituent Entity, plus any interest thereon, resulting from an audit or examination of any Pre-Closing Tax Return shall be remitted by Buyer to Seller within fifteen (15) days of the receipt of such overpayment by Buyer or the Company, or if such excess is applied to other Taxes owed by Buyer or any Company Constituent Entity (or their successor) for which Seller is not responsible, within fifteen (15) days of filing of the relevant Tax Return applying such overpayment.

(i) S Election. GFC, JRJ Express, and Seller shall not revoke GFC’s or JRJ Express’ election to be treated as an S corporation within the meaning of Section 1361(a) of the Code (and comparable provision of state or local law), and shall not take or allow any action that would result in the termination of the GFC’s or JRJ Express’ status as a validly electing S corporation.

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9.10	Insurance Proceeds.

Notwithstanding any other provisions of this Agreement, no indemnification shall be made by Seller with respect to any matter covered by Buyer insurance policies, and Buyer shall make a claim on its insurance carrier under the applicable insurance policy and have the claim rejected prior to seeking indemnification from Seller. To the extent that indemnification is made by Seller and insurance proceeds are collected by Buyer with respect to that matter, Buyer shall reimburse Seller within five (5) business days of receipt of any such insurance proceeds.

9.11	Mitigation Obligation.

Buyer shall take and cause its Affiliates to take all reasonable steps to mitigate any Losses or Claims upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

9.12	No Bad Faith, Gross Negligence or Willful Misconduct.

No Seller shall be required to indemnify any Buyer or its Affiliates and Buyer shall not be required to indemnify any Seller to the extent of any Losses or claims that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification.

9.13	No Consequential Damages.

Notwithstanding anything to the contrary in this Article 9 and elsewhere in this Agreement, except for attorneys’ fees otherwise provided for under this Agreement no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity arising out of or relating to a breach or alleged breach hereof.

9.14	Subrogation.

Upon making any indemnity payment pursuant to this Article 9, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. The Parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.15	Exclusive Remedy.

This Article 9 shall be deemed to preclude the exercise of any and all other rights and the pursuit of any and all other remedies for the breach of this Agreement or the other agreements required to be entered into hereby or with respect to any misrepresentation or breach of any representation, warranty, covenant or agreement herein or in such other agreements, and shall be the sole and exclusive means, basis and recourse for bringing any claim or instigating any action for any and all such breaches; provided, however, this Article 9 shall not preclude claims to the extent based on fraud (defined to mean at a minimum intent to deceive), and shall not be deemed to limit (a) the amounts of recovery sought or awarded in any such claim based on fraud, (b) the

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time period during which a claim based on fraud may be brought, or (c) the recourse that any such party may seek against another Party with respect to a claim based on fraud. Buyer and Seller hereby waive all other rights and remedies against each other for or on account of any breach or alleged breach hereof or any agreement required to be entered into hereby, whether based on contract, tort, securities law or other theory, and each covenants to the other not to bring any such claims.

ARTICLE 10

GENERAL

10.1	Amendments; Waivers.

This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all of the following Parties: (a) Buyer; (b) either Leon or Lawrence; and (c) any two (2) of Knoll, Barrett, Mard or Duran. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

10.2	Schedules; Exhibits; Integration.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement and the Confidentiality Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 10.2, except as expressly set forth in Article 3 and Article 4, no Party hereto is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

10.3	Best Efforts; Further Assurances.

Each Party will use its reasonable best efforts to cause all conditions to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall reasonably cooperate with each other in such actions and in securing requisite Approvals and Permits. Each Party shall deliver such further documents and take such other actions as may be reasonably necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

10.4	Governing Law.

This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof) except to the extent that certain matters are preempted by federal law.

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Each Party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of Delaware and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation.

10.5	No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable. Notwithstanding the foregoing, Buyer may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that Buyer shall guarantee the performance hereof by its assignee subject to the terms and conditions hereof.

10.6	Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.7	Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

10.8	Publicity and Reports.

Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Seller and Buyer except to the extent that a particular action is required by applicable law and that Buyer may, after the Closing of this transaction, make any announcement, in its discretion.

10.9	Confidentiality.

(a) All information disclosed in writing (including electronically) and designated in writing (including electronically) as confidential by any Party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) (collectively, “Confidential Information”) shall be kept confidential by such other Party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement. This restriction shall expire, in the case of Buyer, upon the Closing of the

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transaction contemplated by this Agreement, subject to Section 10.9(d) below; provided, however, that this restriction shall continue to apply to Buyer for a period of three (3) years following the Closing Date with respect to personal information of each Seller and Confidential Information of CompreMex. This restriction shall expire, in the case of Seller, upon the date three (3) years following the Closing Date.

(b) If this Agreement is terminated in accordance with its terms, each Party shall use all reasonable efforts to promptly (but in no event more than fifteen (15) days) return upon written request from the other Party all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include Confidential Information, and shall destroy all electronic copies thereof, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents (including all electronic copies thereof) have been destroyed.

(c) Nothing in this Section 10.9 shall prohibit or restrict Buyer from Providing any Confidential Information or any other information to a Governmental Entity at the request of the Governmental Entity or in connection with Buyer’s Permits or Approvals, provided that Buyer (i) requests that the Governmental Entity keep such Confidential Information confidential, and (ii) provides Seller with written or facsimile notice thereof (unless notice to Seller is prohibited or restricted by Law, in which case Seller will be provided with written or facsimile notice to the extent permitted) to provide Seller with a reasonable opportunity to request from the Governmental Entity that such Governmental Entity provide confidential treatment for such Confidential Information.

(d) Following Closing Buyer will, unless prohibited or restricted by Law, use reasonable commercial efforts to (i) provide Leon with prior written or facsimile notice of any inquiry by a Governmental Entity to provide Confidential Information that in Buyer’s sole judgment might reasonably lead to an indemnity claim by Buyer pursuant to the indemnification obligations set forth in Article 9 hereof, and (ii) following any such notice under Section 10.9(d)(i), consult with Leon with respect to such Confidential Information.

(e) Seller acknowledges and agrees that Buyer’s failure to comply with Section 10.9(d) shall not give rise to a claim for Losses by Seller or in any way impair Buyer’s ability to seek indemnification for Losses under Section 9.1 of this Agreement. Seller further acknowledges and agrees that, following Closing Seller will not directly or indirectly contact or communicate with any Governmental Entity regarding Confidential Information unless and until requested by a Governmental Entity or Buyer with respect to such Confidential Information.

10.10	Investment Representation.

Buyer is acquiring the Stock from Seller for Buyer’s own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

10.11	Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of each Party and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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10.12	Notices.

Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid), receipt requested as follows:

If to Buyer, addressed to:

Coinstar E-Payment Services, Inc.

1800 114th Avenue S.E

Bellevue, WA 98004

Facsimile: (425) 943-8090

Attention: Donald R. Rench

With a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101

Facsimile: (206) 359-9000

Attention: Lynn Hvalsoe

If to Seller, addressed to

Stockholder Agent:

Jose Francisco Leon

2220 Village Walk Dr # 3224

Henderson, NV 89502-7804

With a copy to:

Manatt, Phelps and Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Facsimile: 310-312-4224

Attention: Jeffrey A. Mannisto, Esq.

  Scott J. Lochner, Esq.

or to such other address or to such other Person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.12 and is received, (ii) if given by mail, after such communication is delivered by registered or certified mail, postage prepaid, or sent by commercial expedited deliver service, addressed as aforesaid or the Party to whom such notice was delivered rejects or refuses to receive such notice or (iii) if given by any other means, when actually received at such address.

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10.13	Remedies; Waiver.

All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

10.14	Attorneys’ Fees.

In the event of any Action by any Party arising under or out of, in connection with or in respect of, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding Parties intend that the sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by Law, not be deemed merged into such judgment.

10.15	Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.

[Remainder of this page intentionally left blank. Signatures on following page(s).]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	BUYER:

/s/ Jose Francisco Leon	COINSTAR E-PAYMENT SERVICES INC.
Jose Francisco Leon

/s/ Benjamin Knoll
Benjamin Knoll	By:	/s/ Michael J. Skinner
	Name:	Michael J. Skinner
	Title:	President
/s/ Martin Barrett
Martin Barrett

/s/ Frank Joseph Lawrence
Frank Joseph Lawrence

/s/ David Mard
David Mard

/s/ Robert Duran
Robert Duran

Coinstar, Inc., a Delaware corporation, hereby guaranties each covenant and obligation of Buyer in this Agreement and all transactional documents in any manner related to this Agreement.

COINSTAR, INC.,
a Delaware corporation

By:	/s/ David W. Cole
Name:	David W. Cole
Title:	Chief Executive Officer